As filed with the Securities and Exchange Commission on August 3, 2001
Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

American International Petroleum Corporation
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	6719 (Primary Standard Industrial Classification Number)	13-3130236 (I.R.S. Employer Identification Number)

2950 North Loop West, Suite 1000
Houston, Texas 77092
(713) 802-0087
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

DENIS J. FITZPATRICK
Chief Financial Officer
AMERICAN INTERNATIONAL PETROLEUM CORPORATION
2950 North Loop West, Suite 1000
Houston, Texas 77092
Telephone: (713) 802-0087
Telecopier: (713) 681-5987
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
CHARLES SNOW, ESQ.
SNOW BECKER KRAUSS P.C.
605 Third Avenue
New York, New York 10158-0125
Telephone: (212) 687-3860
Fax: (212) 949-7052

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Offering Price (1)		Amount of Registration Fee

Common Stock, $.08 par value	89,500,000	(2)	$0.107	$9,576,500	(3)	$2,872.95

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

(2)	Represents shares to be sold by the selling securityholders named in this registration statement. Also includes an indeterminate number of shares that the selling securityholders may acquire as a result of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of our 3% convertible debentures and warrants. Does not include additional shares that may be acquired by the selling securityholders upon conversion of our 3% convertible debentures as a result of a decline in the market price of our common stock.

(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing sale price of the common stock on July 23, 2001 as reported by Bloomberg LP.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus dated August 3, 2001, subject to completion

Information contained in this Prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

AMERICAN INTERNATIONAL PETROLEUM CORPORATION

Common Stock

GCA Strategic Investment Fund Limited and the other selling securityholders named in this prospectus are offering and selling up to 89,500,000 shares of our common stock, including an aggregate of 88,500,000 shares that GCA Strategic Investment Fund Limited may acquire upon conversion of our 3% convertible debentures and upon exercise of warrants. We will not receive any proceeds from these sales.

Our common stock is quoted on the OTC Bulletin Board under the symbol “AIPN”.

The common stock is a speculative investment and involves a high degree of risk. You should read the description of certain risks under the caption “Risk Factors” commencing on page 5 before purchasing the common stock.

Our executive offices are at 2950 North Loop West, Suite 1000, Houston, Texas 77092 and our telephone number is 713-802-0087.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _____, 2001

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

Prospectus Summary

   Our Business

We are a holding company that through our wholly owned subsidiaries:

•	Refine crude oil feedstocks to produce jet fuel, diesel, naphtha, gas oils and fuel oil.

•	Produce, process and market conventional and technologically advanced polymerized asphalt, vacuum gas, oil and other products at our refinery in Lake Charles, Louisiana utilizing low-cost, low-gravity, high sulfur crudes.

•	Engage in oil and gas exploration and development in western Kazakhstan, where we own a 70% working interest in a 20,000 square kilometer exploration block and a 100% working interest in a 200,000 acre gas field.

     We also are seeking other oil and gas projects in the United States, Russia and Central Asia.

Shares Offered

The selling securityholders named in the section of the Prospectus captioned “Selling Securityholders” are offering and selling up to 89,500,000 shares of common stock, including an aggregate of 88,500,000 shares that GCA Strategic Investment Fund Limited may acquire upon conversion of our 3% convertible debentures and upon exercise of warrants.

Summary of Consolidated Financial Data

The summary consolidated financial data presented below is qualified in its entirety by, and should be read together with, our consolidated financial statements and related notes included in this prospectus under the heading “Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	($000) For the three months ended March 31, 2001		($000) For the Years Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
Statement of operations data:	(unaudited)
Revenues	$ 2,264	$ 1,211	$ 3,274	$ 8,352	$ 11,855	$ 828	$ 4,003
Net loss applicable to
common shareholders (1)(2)	(2,526)	(3,483)	(25,428)	(14,918)	(9,103)	(17,954)	(4,652)
Net loss per share -
basic and diluted	(0.02)	(0.04)	(0.23)	(0.20)	(0.17)	(0.43)	(0.16)

(1)	Net loss in 2000 and 1996 included a provision for the impairment of the costs of oil and gas properties of $12,546,000 and $200,000, respectfully.

(2)	Net loss applicable to common shareholders in 2000 reflects imputed dividend on preferred stock of $543,000.

	($000) At March 31 2001	($000) At December 31,
	2000	2000	1999	1998	1997	1996
Balance sheet data:	(unaudited)
Working capital (deficit)	$ (8,199)	$ (8,222)	$ (5,005)	$(4,596)	$ (694)	$(9,823)
Total assets	56,279	54,998	69,658	60,861	41,840	34,492
Total current liabilities	11,226	10,073	8,904	7,914	9,335	13,165
Long-term debt	5,263	5,565	11,985	6,111	-0-	6,767
Accumulated deficit	(131,332)	(128,806)	(103,379)	(88,461)	(79,358)	(61,404)
Stockholder’s equity	37,112	37,868	48,464	46,530	32,504	21,328
Cash dividends declared	-0-	-0-	-0-	-0-	-0-	-0-
3 **********

Risk Factors

Risks Related to Our Financial Condition

We have a history of operating losses which may continue and we may never become profitable.

We have experienced significant losses since we began operations. We incurred a net loss of approximately $2.5 million for the three months ended March 31, 2001 compared to a net loss of approximately $3.5 million for the three months ended March 31, 2000 and a net loss of approximately $24.9 million for the year ended December 31, 2000, compared to a net loss of approximately $14.9 million for the year ended December 31, 1999, and a net loss of approximately $9.1 million for the year ended December 31, 1998. As a result of these losses, as of March 31, 2001, we had an accumulated deficit of approximately $131.1 million. We will continue to incur losses until our asphalt and/or refining operations or Kazakhstan projects generate substantial revenues. We expect our expenses to increase as we expand our business. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain our profitability.

Our auditors have included an explanatory paragraph in their report on our financial statements concerning our ability to continue in business.

In connection with the audit of our financial statements for the year ended December 31, 2000, Hein + Associates, LLP, our independent auditors, included an explanatory paragraph in its report on our financial statements as to our ability to continue in business as a result of

•	a net loss of approximately $24.9 million during 2000, and $14.9 million in 1999

•	lack of resources to fulfill our operating and capital commitments as of December 31, 2000

•	a working capital deficit of approximately $8.2 million at December 31, 2000

We do not have sufficient cash flows from operations or available credit lines necessary to fund all of our financial obligations.

We do not currently have sufficient credit facilities to supplement our cash flows or to replace them as a source of funding to satisfy our needs. Although we are currently having discussions with certain entities regarding (1) entering into agreements at our Lake Charles, Louisiana refinery, and (2) obtaining line(s) of credit to provide the necessary capital to support our operations, there can be no assurance at this time that we will be successful with these efforts. If we are not, we may need to sell assets to meet our obligations and our ability to continue operations will be materially and adversely affected.

We owe GCA $9,276,128 million under 3% convertible secured debentures due in April 2002 which we will not be able to pay unless GCA converts the associated indebtedness into common stock, or we refinance or extend the due date of this debt, or we receive funds from a financing or the sale of assets.

We have $9,276,128 million of debt due to GCA in April 2002, which we may not be able to pay. Payment of this debt is secured by our St. Marks refinery. GCA has the right to convert these debentures into shares of our common stock at an approximate 8% discount to the prevailing market price of our common stock. If GCA does not convert all of these debentures prior to maturity, and we are not able to pay or extend the due date, or refinance this debt, GCA has the right to foreclose on this collateral. If we are not able to obtain the necessary financing or sell certain assets to meet these obligations, our ability to continue operations will be materially and adversely effected.

Risks Related to Our Business

We do not have any proved reserves of gas or oil.

Although we have identified structures within both our concessions in Kazakhstan which geological and engineering data demonstrate with reasonable certainty may contain oil and gas reserves to be recoverable in future years from known reservoirs under existing economic and operating conditions, we do not have a contract in place to sell the resultant oil and/or gas that may be produced from these structures. Under SEC accounting rules, we may not classify these reserves as proven until we have entered into such a contract.

We are subject to losses from drilling and other hazards.

Unusual or unexpected formation pressures, down-hole fires or other hazardous conditions may be encountered in drilling oil and gas wells and in the refining of oil. If we encounter such hazards, completion of wells or production of asphalt products may be substantially delayed and the costs significantly increased, and in the case of asphalt products, may result in the cancellation of customer contracts and adversely affect our ability to attract future business. Even though a well is completed and is found to be productive, water or other deleterious substances may be encountered, which may impair or prevent production of oil or gas, and which may adversely affect our operations. Since our refineries are located on inland waterways, floods and adverse weather conditions can hinder or delay feedstock and transportation of products at our refineries in Lake Charles, Louisiana and St. Marks, Florida. Labor disputes, work stoppages, shortages of equipment and materials or the unavailability of oil or asphalt barges and drilling rigs can also disrupt drilling and production operations.

Our business is subject to environmental risks.

Extensive national and/or local environmental laws and regulations in both the United States and Kazakhstan affect nearly all of our operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and off-site locations. We may incur substantial financial obligations in connection with environmental compliance.

We are occasionally subject to non-recurring environmental costs. The annual cost incurred in connection with these assessments varies from year to year, depending upon our activities in that year. The costs of such environmental impact assessments were not material in 2000, but may be in the future. We are not aware of any other anticipated nonrecurring environmental costs.

Kazakhstan has comprehensive environmental laws and regulations and has adopted the environmental standards set out by the World Bank organizations. Enforcement is administered through the Kazakhstan Ministry of Environment and related local state agencies. Our operations require a comprehensive environmental permit for all drilling and exploration activities.

Our operations are subject to all of the environmental risks normally incident to oil and gas exploration, drilling, and refining activities, including blowouts, pollution and fires. Any of these occurrences could result in environmental damage or destruction, including the discharge of hazardous materials into the environment. Although we maintain comprehensive and general liability coverage as is customary in the oil and gas industry, and coverage against certain risks, we are not fully covered for damages incurred as a consequence of environmental mishaps. To the extent we are covered, the coverage may not be adequate protection in the event of an environmental problem. We are not aware of any pending or threatened reclamation issues in the United States or abroad.

We may experience difficulties in marketing some of our products. Our ability to market some of our products depends upon:

•	our ability to obtain the financing necessary to develop our oil and gas properties to the point where production is available for sale

•	the proximity, capacity and cost of oil or gas pipelines and other facilities for the transportation of oil or gas

•	the quantity and quality of the oil or gas produced

•	the availability of viable purchasers willing to buy our oil and gas production

•	our ability to provide asphalt products which satisfy state and federal highway quality specifications

•	the availability and cost of asphalt barges to transport asphalt products

Government legislation in Kazakhstan and other foreign countries through which our products may be transported may adversely affect our business.

Our exploration in western Kazakhstan is subject to regulations imposed by the Kazakhstan government. The Kazakhstan government may limit oil and gas production and impose taxes on oil and gas when sold. We cannot predict whether such governmental actions may occur, or anticipate the ultimate effect of governmental policies and contracts upon us. We also will be subject to the laws of jurisdictions through which oil and gas pipelines traverse. We cannot predict what policies these jurisdictions may follow, or the impact of local regulations on our business.

Our business is subject to possible adverse political and economic conditions in Kazakhstan.

A favorable political climate in Kazakhstan and the openness of its markets to United States trade is essential to our success in Kazakhstan. Kazakhstan is a former constituent republic of the Soviet Union, which declared its independence from the Soviet Union in December 1991. At the time of its independence, it became a member of the Commonwealth of Independent States, or CIS, the association of former Soviet states which have entered into agreements of cooperation and support for trade, border protection, immigration controls, environmental matters and overall cooperation for the economic and political stability and development of the member states. The CIS have embraced political and economic reforms, but there remains political and economic instability the result of which could be detrimental to our operations there.

Because the CIS countries are in the early stages of development of a market economy, the commercial framework in still developing along with commercial laws, their applications and the enforcement of these laws. Although Kazakhstan’s laws regarding foreign investment provide for protection against nationalization and confiscation, there is little or no judicial precedent in this area. Foreign firms operating in this region may be subject to numerous other risks that are not present in domestic operations, including political strife, the possibility of expropriation, inadequate distribution facilities, inflation, fluctuations of foreign currencies, high and unpredictable levels of taxation, requirements for governmental approvals for new ventures, local participation in operations, and restrictions on royalties, dividends and currency remittances. Currently, there are no restrictions on royalties, dividends or currency remittances.

Our business is subject to foreign currency risks.

Since we have oil and gas operations outside the United States, our business is subject to foreign currency risks. These risks include

•	The value of the local currency in Kazakhstan relative to the U.S. dollar may continue to decline and is subject to continued volatility

•	We may encounter difficulties in converting local currencies to U.S. dollars. Although Kazakhstan laws permit the conversion of local currency into foreign currency, the local currency generally is not convertible outside CIS countries. If we discover oil or gas in our licensed area in Kazakhstan and sell the oil and gas in a CIS country, currency liquidity and restrictions may adversely affect us.

•	The market for conversion of local currency into other currencies may deteriorate or cease to exist. Although a market exists within CIS countries for the conversion of CIS currencies into other currencies, it is limited in size and subject to rules limiting the purposes for which conversion may be effected. In addition, the availability of other currencies may inflate their values relative to CIS currencies.

We may encounter delays in transfer of funds in and out of Kazakhstan since its banking system is not well developed.

Since the banking system in Kazakhstan is not yet as developed as its Western counterparts, we may encounter considerable delays in the transfer of funds within, and the remittance of funds out of Kazakhstan. Any delay in converting Kazakhstan currency into a foreign currency in order to make a payment, or delay in the transfer of such currency could have a material adverse effect on our business.

We may experience difficulties in repatriating profits and capital.

While applicable legislation in the CIS currently permits the repatriation of profits and capital and the making of other payments in hard currency, our ability to repatriate such profits and capital and to make such other payments is dependent upon the continuation of the existing legal regimes for currency control and foreign investment, administrative policies and practices in the enforcement of such legal regimes and the availability of foreign exchange in sufficient quantities in those countries.

Our success is dependent on our key personnel who we may not be able to retain and we may not be able to hire additional qualified personnel to satisfy our personnel needs.

Our success is dependent upon the efforts, abilities and expertise of certain key management personnel. Our future success also is dependent, in part, on our ability to attract and retain qualified personnel. We cannot give you any assurance that we will be able to attract and retain qualified individuals. As compared to other publicly traded oil and gas companies, we have fewer resources to attract and/or retain key personnel, and we do not have the depth of managerial employees to rely upon in the event of the loss of any single employee. The loss of any key employee could have a material adverse affect on the operations of our business.

Risks Related to Our Common Stock

Since our common stock is subject to the SEC’s “penny stock” rules, investors may find it more difficult to sell our common stock as compared to securities traded on a national securities exchange or quoted on the Nasdaq stock market.

SEC rules require brokers to provide information to purchasers of securities traded at less than $5.00 and not traded on a national securities exchange or quoted on the NASDAQ Stock Market. The rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with his confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before a transaction in a penny stock. These disclosure requirements may have the effect of reducing trading activity in our common stock and make it more difficult for investors to sell.

Conversion of our convertible debentures and subsequent public sale of our common stock while our market price is declining may result in further decreases in the market price.

As of June 21, 2001, $14,574,500 principal amount of our convertible debentures were outstanding. The debentures are convertible into shares of our common stock at a conversion price equal to 85% to 92% of the average of the lowest 3 daily weighted average sale prices of a share of our common stock for 20 trading days prior to the date of conversion. Since there is no minimum conversion price, there is no limit on the number of shares of common stock that the holders of the debentures may acquire upon conversion.

The holders of these debentures may sell at market price the shares of common stock it has acquired upon conversion at an 8% to 15% discount to prevailing market prices concurrently with, or shortly after, conversion, realizing a profit equal to the difference between the market price and the discounted conversion price. The holders of these debentures also could engage in short sales of our common stock, which could contribute to a decline in the market price of the common stock and give it the opportunity to profit from that decrease by covering a short position with shares acquired upon conversion at an 8% to 15% discount to the prevailing market price. The conversion of the debenture and subsequent sale of a large number of shares of common stock acquired upon conversion during periods when the market price of the common stock declines, or the possibility of such conversions and sales, may exacerbate the decline or impede increases in the market price of the common stock.

Conversion of our shares of series A convertible preferred stock and subsequent public sale of our common stock while its market price is declining may result in further decreases in the market price.

Each share of our series A convertible preferred stock has a stated value of $1,000 and is convertible into shares of our common stock at a conversion price equal to 92% of the average of the lowest three daily weighted average sales prices of our common stock during the 20 trading days prior to the date of conversion. The number of shares of common stock that may be acquired upon conversion is determined by dividing the stated value of the number of shares of series A convertible preferred stock to be converted by the conversion price. Since there is no minimum conversion price, there is no limit on the number of shares of common stock that holders of the series A convertible preferred stock may acquire upon conversion.

Holders of our series A convertible preferred stock may sell at market price the shares of common stock they have acquired upon conversion at an 8% discount to prevailing market prices concurrently with, or shortly after, conversion, realizing a profit equal to the difference between the market price and the discounted conversion price. The holders of the series A convertible preferred stock could engage in short sales of our common stock, which could contribute to a decline in the market price of the common stock and give them the opportunity to profit from that decrease by covering their short position with shares acquired upon conversion at an 8% discount to the prevailing market price. The conversion of the series A convertible preferred stock and subsequent sale of a large number of shares of common stock acquired upon conversion during periods when the market price of the common stock declines, or the possibility of such conversions and sales, may exacerbate the decline or impede increases in the market price of the common stock.

Conversion of our outstanding debentures and series A convertible preferred stock, and the exercise of our outstanding warrants and stock options and subsequent public sale of our common stock, will result in substantial dilution to existing stockholders.

     As of July 21, 2001, we had outstanding 162,530,577 shares of common stock. In addition,

•	An indeterminate number of shares may be acquired upon conversion of the outstanding $5,447,000 principal amount of our 5% convertible debenture due February 18, 2004, since there is no minimum conversion price. At an assumed conversion price of $0.11 per share, the holder of the debenture could acquire 55,295,303 shares of common stock upon conversion of, and payment of 28 months accrued interest on, the debenture, representing approximately 34.0% of the shares outstanding as of June 21, 2001.

•	An indeterminate number of shares may be acquired by GCA Strategic Investment Fund Limited upon conversion of the outstanding 750 shares of series A convertible preferred stock since there is no minimum conversion price. If GCA converts all 750 shares of series A convertible preferred stock at an assumed conversion price of $0.11 per share, we will issue 6,818,182 shares of common stock, representing approximately 4.1% of the shares outstanding on July 21, 2001.

•	An indeterminate number of shares may be acquired upon conversion of the outstanding $9,276,128 million principal amount of our 3% convertible secured debentures due April 28, 2002, since there is no minimum conversion price. At an assumed conversion price of $0.11 per share, the holder of the debentures could acquire 86,858,289 shares of common stock upon conversion of, and payment of 12 months interest on, the debentures, representing 53.4% of the shares outstanding as of July 21, 2001.

7

•	13,830,926 shares may be acquired upon exercise of outstanding warrants, representing approximately 9.1% of the shares outstanding as of July 21, 2001.

•	6,821,933 shares may be acquired upon exercise of outstanding options, representing approximately 4.5% of the shares outstanding as of July 21, 2001.

Existing stockholders will experience substantial dilution in their percentage ownership of our common stock if the debentures and shares of series A convertible preferred stock are converted. If the entire outstanding $14,574,500 principal amount of our convertible debentures is converted at an assumed conversion price of $0.11 per share, the 750 shares of series A convertible preferred stock owned by GCA are converted at an assumed conversion price of $0.11 per share, and all outstanding warrants and stock options are exercised, the number of outstanding shares of common stock will increase by 169,624,633, representing approximately double the amount of the outstanding common stock as of July 21, 2001.

Future sales of our common stock may have an adverse effect on its market price.

As of July 21, 2001, we had outstanding 162,530,577 shares of common stock, of which 159,343,364 shares are transferable without restriction under the Securities Act. The remaining 3,187,213 shares are restricted securities which may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In addition,

•	An indeterminate number of shares may be acquired upon conversion of the outstanding $5,447,000 principal amount of our 5% convertible debenture due February 18, 2004 since there is no minimum conversion price. At an assumed conversion price of $0.11 per share, the holder of the debenture could acquire 55,245,303 shares of common stock upon conversion of, and in payment of 28 months accrued interest on, the debenture. The actual conversion price is 85% of the average of the lowest 3 daily weighted average sale prices for the 20 trading days prior to the date of conversion. The maximum conversion price is $1.214 per share. Since there is no minimum conversion price, if the market price of the common stock declines below the assumed conversion price, the number of shares that may be acquired upon conversion will increase.

•	An indeterminate number of shares may be acquired upon conversion of the outstanding 750 shares of our series A convertible preferred stock held by GCA since there is no minimum conversion price. If GCA converts these remaining shares of series A convertible preferred stock at an assumed conversion price of $0.11 per share, we will issue 6,818,182 shares of common stock, representing 4.1% of the shares outstanding as of June 21, 2001.

•	An indeterminate number of shares may be acquired upon conversion of the outstanding $9,276,128 million principal amount of our 3% convertible secured debentures due April 28, 2002, since there is no minimum conversion price. At an assumed conversion price of $0.11 per share, the holder of the debentures could acquire 86,858,289 shares of common stock upon conversion of, and payment of 12 months interest on, the debentures, representing 53.4% of the shares outstanding as of June 21, 2001.

•	13,830,926 shares may be acquired upon exercise of warrants having exercise prices ranging from $0.13 to $3.00 per share.

•	6,821,933 shares may be acquired upon exercise of stock options granted pursuant to our stock option plans at exercise prices ranging from $0.13 to $2.00 per share.

Substantially all of such shares, when issued, may be immediately resold in the public market pursuant to effective registration statements under the Securities Act. We cannot give you any assurance as to the effect, if any, that future sales of common stock, or the availability of shares of common stock for future sales, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock, or the possibility of such sales, could adversely affect the market price of the common stock and also impair our ability to raise capital through an offering of equity securities in the future.

Other issuances of preferred stock could adversely affect existing holders of our common stock.

Under our articles of incorporation, our Board of Directors may, without further stockholder approval, issue up to 7,000,000 shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Our Board of Directors has authorized the issuance of up to 18,000 shares of series A convertible preferred stock. As of June 21, 2001, we have issued an aggregate of 8,750 shares of series A convertible preferred stock. We have no intention of issuing additional shares of series A convertible preferred stock. We could use new classes of preferred stock as a method of discouraging, delaying or preventing a change in persons that control us. In particular, the terms of the preferred stock could effectively restrict our ability to consummate a merger, reorganization, sale of all or substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the common stock. We could also create a class of preferred stock with rights and preferences similar to those of our series A convertible preferred stock, which could result in substantial dilution to holders of our common stock or adversely affect its market price.

Forward Looking Statements

Some of the information in this prospectus may contain forward-looking statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Such statements can be identified by the use of forward-looking terminology such as may, “will,” “expect,” “believe,” “intend,” “anticipate,” “estimate,” “continue” or similar words. These statements discuss future expectations, estimate the happening of future events or our financial condition or state other “forward-looking” information. When considering such forward-looking statements, you should keep in mind the risks and uncertainties discussed under the captions “Risk Factors”, “Management Discussion and Analysis of Financial Condition and Results of Operations – Liquidity”, and “Business”, which could cause our actual results to differ materially from those contained in any forward-looking statement.

Market For Our Common Stock

Our common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol “AIPN”. Prior to November 7, 2000, our common stock was included in the Nasdaq National Market. Our common stock was delisted from Nasdaq for failure to maintain a bid price of $1.00 per share as required under Nasdaq’s rules for continued listing. The following table sets forth, for the periods indicated, the range of high and low sale prices of the common stock as reported by Bloomberg LLP.

		High	Low
1999	First Quarter	$1.50	$0.5625
	Second Quarter	1.375	0.71875
	Third Quarter	1.34375	0.65625
	Fourth Quarter	1.25625	0.375

2000	First Quarter	$2.063	$.500
	Second Quarter	1.000	.500
	Third Quarter	.656	.406
	Fourth Quarter	.500	.100

2001	First Quarter	.484	.109
	Second Quarter	.480	.110
	Third Quarter (through July 16, 2001)	.137	.085

At June 21, 2001, our common stock was owned by approximately 1,800 shareholders of record and we estimate there were approximately 27,600 beneficial owners of our common stock.

Dividend Policy

We have never paid cash dividends on our common stock, and do not contemplate paying any cash dividends in the foreseeable future. Our Board of Directors intends to retain earnings to finance the operations and development of our business.

Selected Financial Data

The following table sets forth selected consolidated financial data for each of the five years ended December 31, 2000 and for the three month periods ended March 31, 2001 and 2000. The selected consolidated financial information for and as of the years ended December 31, 1996 is derived from our consolidated financial statements which have been audited by PricewaterhouseCoopers, independent certified public accountants. The selected financial information and as of the years ended December 31, 2000, 1999, 1998 and 1997 are derived from our consolidated financial statements, which financial statements have been audited by Hein + Associates, LLC, independent certified public accountants. Our consolidated balance sheets as of December 31, 2000, 1999 and our consolidated statements of operations for the years ended December 31, 2000, 1999 and 1998 and the accountants’ report thereon are included in this prospectus under the heading “Consolidated Financial Statements”. The selected data for each of the three-month periods ended March 31, 2001 and 2000 are derived from our unaudited interim consolidated financial statements. Our interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for the fair presentation of our financial position and results of operations for those periods. The interim operating results for the three-month period ended March 31, 2001 are not necessarily indicative of the results that we will experience for the entire year. Historical results are not necessarily indicative of the results to be expected in the future. The selected consolidated financial data presented below is qualified in its entirety by, and should be read together with, our consolidated financial statements and related notes included in this prospectus under the heading “Consolidated Financial Statements”.

	($000) For the three months ended March 31,		($000) For the Years Ended At December 31,
	2001	2000	2000	1999	1998	1997	1996
Statement of operations data:	(unaudited)
Revenues	$2,264	$1,211	$3,274	$8,352	$11,855	$828	$4,003
Net loss applicable to
common shareholders (1)(2)	(2,526)	(3,483)	(25,428)	(14,918)	(9,103)	(17,954)	(4,652)
Net loss per share -
basic and diluted	(0.02)	(0.04)	(0.23)	(0.20)	(0.17)	(0.43)	(0.16)

(1)	Net loss in 2000 and 1996 included a provision for the impairment of the costs of oil and gas properties of $12,546,000 and $200,000, respectfully.

(2)	Net loss applicable to common shareholders in 2000 reflects imputed dividend on preferred stock of $543,000.

	($000) At March 31,	($000) At December 31,
	2001	2000	1999	1998	1997	1996
Balance sheet data:	(unaudited)
Working capital (deficit)	$(8,199)	$(8,222)	$(5,005)	$(4,596)	$(694)	$(9,823)
Total assets	56,279	54,998	69,658	60,861	41,840	34,492
Total current liabilities	11,226	10,073	8,904	7,914	9,335	13,165
Long-term debt	5,263	5,565	11,985	6,111	-0-	6,767
Accumulated deficit	(131,332)	(128,806)	(103,379)	(88,461)	(79,358)	(61,404)
Stockholder’s equity	37,112	37,868	48,464	46,530	32,504	21,328
Cash dividends declared	-0-	-0-	-0-	-0-	-0-	-0-

Management’s Discussion And Analysis Of Financial Condition
And Results Of Operations

Results of Operations

We have two major segments of business — refining and oil and gas exploration and development. We have had no oil and gas production operations since the first quarter of 1997 when we sold our South American wholly-owned oil and gas subsidiaries. Since this sale, our oil and gas activities have been limited to geological and geophysical acquisition, reprocessing and/or analysis of data, acquisition of additional licenses or projects, drilling, and market analysis and negotiation in Kazakhstan where we have two gas and oil concessions. We have yet to implement oil and/or gas production operations in Kazakhstan.

In July 2000 we entered into a joint venture agreement with Sargeant Bulktainers Inc. under which Sargeant agreed to provide and finance certain wholesale asphalt feedstocks to our Lake Charles refinery’s asphalt division for processing, blending and the marketing of the these feedstocks. In September 2000 we entered into a processing agreement with Sargeant to process certain crude oils through the refinery for a fee. For the year ended December 31, 2000, our refining segment had sales of $3,109,000 excluding our joint venture operations, and costs of goods sold and operating expenses of $4,243,000 and the oil and gas segment had an impairment of oil and gas properties of $12,546,000. Interest income and other corporate revenues totaled $165,000 with general corporate expense, interest expense and depreciation, depletion and amortization being $6,777,000, $3,290,000, and $1,845,000, respectively. Our identifiable assets at December 31, 2000 total $31,106,000 of operating assets in the United States, $21,138,000 in Kazakhstan, and $2,754,000 of corporate assets.

The following table highlights the results of operations for the three months ended March 31, 2001 and March 31, 2000 and the years ended December 31, 2000, 1999 and 1998.

	Three Months Ended March 31,		Years Ended December 31,
	2001	2000	2000	1999	1998
Refinery Processing Operations:
Refinery operating revenues (000‘s)	$2,217	$1,183	$3,109	$8,138	$11,394
Cost of goods sold (000’s)	$1,302	$ -0-	$2,319	$5,944	$ 8,194
Operating Costs (000’s)	$1,174	$1,392	$1,924	$2,727	$ 3,087

Refinery Operations

For the Three Months Ended March 31, 2001 as compared to the Three Months Ended March 31, 2000

During the first quarter of 2001, our refinery segment recorded revenues of approximately $885,000 of which $780,000 was derived from processing activities. We did not commence processing until the last week of February, but incurred the costs until then to maintain the refining unit with no offsetting revenues. These costs approximated $375,000 of the total $1,174,000 of operating costs for the first quarter of 2001.

During the first quarter of 2000, we recorded revenues of approximately $1,183,000, related totally to its asphalt sales with costs of approximately $1,184,000. Since the third quarter of 2000, we have been operating an asphalt business within a joint venture structure and accounting for our interest using the equity method. We had approximately $105,000 of net income from the joint venture asphalt operations for the first quarter of 2001. Actual asphalt sales volumes decreased slightly, 3%, from 7,600 tons in the first quarter of 2000 compared to 7,356 tons in the current quarter. The decrease and the lack of additional sales during that period is primarily attributable to thirty-eight days of rain we experienced during the first quarter of 2001. However, at June 1, 2001, we had a backlog of asphalt sales orders valued at approximately $11,000,000, of which two-thirds is expected to be delivered this year. The remainder should be delivered in the first half of 2001. This backlog represents an approximate 30% increase over the backlog existing at June 1, 2000.

Our St. Marks, Florida refinery facility has not been in operation since the last quarter of 1998. Because of the high cost of asphalt products since early 1999, the higher demand for the higher margin, PG-grade polymerized products in the Louisiana and Texas markets, the lack thereof in the St. Marks markets, and the additional cost which would be incurred to transport products to St. Marks from Lake Charles, we have not operated in the St. Marks market during that time. Since these conditions have continued, St Marks was not operated during the first half of 2001.

Our Gulf Coast Petroleum Trading subsidiary had revenues of approximately $1,332,000 with costs of products of approximately $1,302,000. This subsidiary buys and sells refined crude oil products from and to third parties. It commenced operations during the last few days of March 2001 and had sales of over 55,000 barrels of various products during that period.

Year Ended December 31, 2000 compared to the Year Ended December 30, 1999

During 2000, the refinery had asphalt revenues of $2,586,000, exclusive of any joint venture revenues, compared to revenues of approximately $7,621,000 during 1999. Costs of sales related to these revenues were approximately $3,000,000 and $8,486,000, respectively. The decrease in refinery asphalt revenues is due to our accounting for the joint venture on the equity method Joint venture asphalt revenues were approximately $3,972,000 with related costs of $3,857,000. The joint venture provided us with the financing and reliable source of feedstocks to fulfill our backlog contractual obligations with a reasonably priced product. During the first two quarters of 2000 we had been fulfilling certain of our 1999 asphalt contracts, with asphalt inventory that had been purchased at higher 2000 asphalt spot market prices than what asphalt market prices had been at the time the contracts were entered into. As a result, we were committed to selling low-priced conventional asphalt at a loss or at break-even throughout most of 1999 and early 2000. With the joint venture partner supplying asphalt through its long term contracts we have been able to supply these 1999 contracts with lower cost asphalt and mitigate some of the effects of the market variances. We also mitigated some of the effects of market variances by use of escalation provisions in our asphalt sales contracts, which enable us to increase our contracted sales price by 5% per quarter if our feedstock prices rise to certain levels.

The refinery had only $21,000 of light end sales in 2000 compared to approximately $513,000 in 1999. Except for a 50,000 barrel test run in November related to our processing agreement with Sargeant, the refinery did not process any crude oil in 2000 due to the shortage of crude oil and our capital constraints during the year. As a result of the processing agreement entered into with Sargeant, the refinery processed a test batch of product for Sargeant and recorded revenues of $149,500 related to the processing. Initial processing was to commence in November but was delayed by Sargeant in procuring its feedstock until February of 2001 at which time the refinery began processing at initial rates of 10,500 to 12,000 barrels per day.

We have not operated our terminal in St. Marks Florida since 1998, but incurred approximately $65,000 of maintenance and security costs during the year 2000 compared to $96,000 in 1999. Due to the increased costs and the subsequent decrease in supply of product brought on by the increase in world oil prices, we determined that it would be more economically feasible to direct our sales efforts and strategy to the high demand, high quality and high margin asphalt in the Louisiana and Texas markets rather than shipping lower margin conventional asphalt for sale into the St. Marks, Florida market.

Year Ended December 31, 1999 compared to the Year Ended December 31, 1998

During 1999, we generated revenues of approximately $7,621,000 in asphalt sales from our Lake Charles facility and approximately $513,000 from sales of certain light-end and other products, compared to approximately $5,965,000 and $3,357,000, respectively, generated in 1998. Although our asphalt volumes were up only approximately 10% over 1998, revenues were up approximately 28%, primarily due to a greater demand for the higher priced, higher grades of polymer asphalt. However, polymerized asphalts only accounted for approximately 60% of our asphalt sales volumes in 1999. Most of our sales backlog was incurred late in 1998 and in early 1999 when crude oil and asphalt sales prices were much lower. As a result, we were committed to selling low-priced conventional asphalts at a loss or at break-even throughout most of 1999 and early 2000.

In 1999 we implemented the use of escalation provisions in our asphalt sales contracts, which enable us to increase our contracted sales price by 5% per quarter if our feedstock prices rise to certain levels. This mitigates the problem we incurred in 1999 by committing to long-term supply contracts at fixed prices. Our sales prices on our retail asphalt ranged from approximately $78 to $162 a ton. Due to the significant increases in world oil prices that occurred throughout 1999, it was not economically feasible for us to purchase and process crude oil through our crude unit to manufacture asphalt as we had done in 1998. As a result, light-ends and other products provided though this process were significantly decreased in 1999 and were the primary reason for the decrease in light-end and other product sales in 1999 compared to 1998.

We purchased general grade asphalt on the spot market to blend and supply various grades of asphalt to our Louisiana and Texas customers. Operating and inventory costs attributed to the related revenues for 1999 were approximately $8,486,000, compared to approximately $9,500,000 of operating and inventory costs in 1998. The relatively high operating and inventory costs during 1999 were partially attributable to the increase in the world oil prices and the non-availability of certain types of crude oil during the year, the related increase in asphalt feed stock prices that we had to incur for our asphalt, and to an increase in operating costs to maintain the refinery during this period. Even though we have not operated the crude unit since January of 1999, we had to maintain the unit in a state of readiness and thus incurred additional operating overhead costs attributed to maintaining the unit.

We did not operate our terminal in St. Marks Florida during 1999, but incurred approximately $96,000 of maintenance and security costs during the year. We had revenues of approximately $2,000,000 with related costs of approximately $1,800,000 in 1998. Due to the increased costs and the subsequent decrease in supply of product brought on by the increase in world oil prices, we determined that it would be more economically feasible to direct our sales efforts and strategy to the high demand, high quality and high margin asphalt in the Louisiana and Texas markets rather than shipping lower margin conventional asphalt for sale into the St. Marks, Florida market.

Oil and Gas Production Activity

We have had no oil and gas production activity since February 1997.

The oil and gas production revenues reflected in 1997 are the results of operations for Colombia and Peru through February 25, 1997, the date of the sale of our Colombia and Peru subsidiaries.

Other Revenues

For the Three Months Ended March 31, 2001 compared to the Three Months Ended March 31, 2000

Other revenues increased approximately $19,000 during the current quarter compared to the same period last year. We had income from the sublease of available space in our New York office of approximately $38,000 during the three months ended March 31, 2001 that we did not have during the three months ended March 31, 2000. Interest income decreased $20,000 during the three months ended March 31, 2001 compared to the three months ended March 31, 2000, primarily due to a lower amount of funds on deposit during the three months ended March 31, 2001 compared to the three months ended March 31, 2000.

Year Ended December 31, 2000 compared to the Year Ended December 30, 1999

Other revenues decreased in 2000 by approximately $49,000 compared to 1999. The decrease is a result of less interest income derived from a lower amount of funds on deposit during 2000 compared to 1999. During 2000 we entered into a partial sub-lease of space at our New York office and recognized rental income of $114,000 during the year which we did not have in 1999. A decrease in 2000 of approximately $56,000 is attributable to our recognition of a forgiveness of debt recorded in 1999 and none for 2000.

Year Ended December 31, 1999 compared to the Year Ended December 31, 1998.

Other revenues decreased during 1999 by approximately $246,000 to $215,000 compared to 1998, primarily from a $251,000 decrease in interest income due to a decrease in funds on deposit in 1999 compared to those on deposit in 1998.

General and Administrative

For the Three Months Ended March 31, 2001 compared to the Three Months Ended March 31, 2000

General and administrative expenses, decreased approximately $416,000 compared to the three months ended March 31, 2000. Financing costs, included in general and administrative expenses, decreased approximately $392,000 primarily because our prepaid bond costs related to outstanding debt over the past year had been materially written off during 2000. Certain other expenses fluctuated during the three months ended March 31, 2001 compared to the three months ended March 31, 2000 as follows: payroll and employee related costs decreased approximately $38,000; travel and public relations expenses decreased approximately $10,000 and $82,000, respectively; professional fees and corporate and property taxes increased approximately $39,000 and $31,000, respectively; and insurance costs increased approximately $18,000.

Year Ended December 31, 2000 compared to the Year Ended December 30, 1999

Total general and administrative expenses increased by approximately $409,000 or 6%, in 2000 compared to 1999. During 2000 we made a significant effort to decrease our general and administrative expenses. Payroll and certain other employee related expenses during 2000 have been reduced by $129,000 compared to 1999. Public relations costs, dues and subscriptions, sales commissions were reduced, compared to 1999, by $234,000, $21,000, and $102,000, respectively. Certain expenses have increased during 2000 compared to 1999 because of our increased activities, such as travel expenses, and professional fees, having increased $139,000 and $26,000, respectively. Certain other costs, which we have limited control over have increased, such as corporate franchise and property taxes, having increased $346,000 over the same costs in 1999.

Year Ended December 31, 1999 compared to the Year Ended December 31, 1998

Total general and administrative expenses increased by approximately $693,000, or 12%, in 1999 compared to 1998. The acquisition of the St. Marks refinery at the end of 1998 accounted for an increase of approximately $180,000 of general and administrative expenses related to payroll and insurance costs. Other payroll and employee related costs increased approximately $285,000. Insurance cost increased approximately $183,000 in 1999 compared to 1998 due to additional coverage on new additions to the Lake Charles refinery at the end of 1998. Rents increased approximately $281,000 in 1999 compared to 1998. We have entered into a agreement to sublease out part of our available office space which was effective during the second quarter 2000, which effectively reduces our current rent expense by approximately $161,000 a year.

Depreciation, Depletion, Amortization and Provision for Impairment

For the Three Months Ended March 31, 2001 compared to the Three Months Ended March 31, 2000

Depreciation, depletion and amortization expense decreased approximately $57,000 during the three months ended March 31, 2001 compared to the three months ended March 31, 2000 due to an adjustment in depreciation expense.

Year Ended December 31, 2000 compared to the Year Ended December 30, 1999

Depreciation, depletion, amortization and provision for impairment increased approximately $12,661,000 in 2000 compared to the three months ended March 31, 1998. Depreciation in 2000 reflects the increased depreciation of our $18.6 million dollar asphalt and related equipment construction project at the Lake Charles refinery that commenced in 1996 and was completed in December of 1998. This new addition doubled the carrying value of the Lake Charles refinery and accounted for the 100% increase in these expenditures. An impairment provision of $12,546,000 was recognized on our Kazakhstan oil and gas properties held on License # 953. We evaluated the costs recorded on this License and calculated that approximately 60% of the costs of the project had been impaired.

Year Ended December 31, 1999 compared to the Year Ended December 31, 1998

Depreciation, depletion, amortization and provision for impairment increased approximately $918,000 in 1999 compared to 1998. Depreciation, depletion, amortization and provision for impairment in 1999 reflects the increased depreciation of our $18.6 million dollar asphalt and related equipment construction project at the Lake Charles refinery that commenced in 1996 and was completed in December of 1998. This new addition doubled the carrying value of the Lake Charles refinery and accounted for the 100% increase in this expense. In addition, we commenced depreciating the St Marks facility and our marine equipment during the first quarter of 1999.

Interest

Imputed interest of approximately $705,000 and $3,044,000 was incurred in the years ended December 31, 2000 and 1999 and relates to the presumed incremental yield the investor may derive from the discounted conversion rate of debt instruments issued by us during these years. Management believes that the related amount of interest recorded by us is not necessarily the true cost to us of the instruments we issued and that it may be reasonable to conclude that the fair value of the common stock into which these securities may be converted was less than such stock’s quoted market price at the date the convertible securities were issued (considering factors such as the period for which sale of the stock is restricted, which in some cases was as long as six months, large block factors, lack of a sufficiently active market into which the stock can be quickly sold, and time value). However, generally accepted accounting principles require that the “intrinsic value” of the conversion feature at the date of issuance should be accounted for and that such incremental yield should be measured based on the stock’s quoted market price at the date of issuance, regardless if such yield is assured.

We expense and also capitalize certain other costs associated with the offering and sale of debentures. Capitalized costs are amortized as interest expense over the life of the related debt instrument. These costs include the accounting for common stock warrants issued with and related to certain convertible debentures, commissions paid, and certain legal expenses

For the Three Months Ended March 31, 2001 compared to the Three Months Ended March 31, 2000

Interest expense decreased approximately $733,000 during the three months ended March 31, 2001 compared to three months ended March 31, 2000. Outstanding interest bearing debt instruments decreased to $7,000,000 in the three months ended March 31, 2001 from $16,000,000 during the three months ended March 31, 2000 and accounts for approximately $391,000 of the decrease in interest expense during the three months ended March 31, 2001 compared to the three months ended March 31, 2000. Non-cash charges of approximately $257,000 were recorded during the three months ended March 31, 2001 for financing costs related to our outstanding convertible debentures and preferred stock sales compared to $382,000 of non-cash charges recorded in the three months ended March 31, 2000, a decrease of $125,000.

Year Ended December 31, 2000 compared to the Year Ended December 30, 1999

Interest expense for 2000 decreased by $3,211,000 to $3,290,000, compared to $6,501,000 in 1999. During 2000 we incurred approximately $1,872,000 of interest on debentures and short-term and trade notes outstanding during 2000. We incurred $705,000 of non-cash imputed interest, and approximately $713,000 of non-cash interest, both related to warrants and stock issued in connection with debentures.

Year Ended December 31, 1999 compared to the Year Ended December 31, 1998

Interest expense for 1999 was $6,500,579, net of capitalized interest of $547,786, compared to interest expense of $1,912,949, net of capitalized interest of $7,055,340 in 1998. During 1999 we incurred approximately $1,898,000 of interest on debentures and short-term notes outstanding and expensed non-cash imputed interest, as discussed above, of approximately $2,882,000. We also incurred interest on trade notes of approximately $638,000 and approximately $1,619,000 of non-cash interest related to warrants issued in connection with those agreements.

Realized and Unrealized Loss on Marketable Securities

We neither held nor sold any marketable securities during the first quarter of 2001 or during 2000 or 1999.

As partial proceeds from the sale of our South American assets in February 1997, we received approximately 4.4 million shares of Mercantile International Petroleum common stock valued at $2.00 per share. However, during 1997 and 1998, the market value of Mercantile’s shares declined significantly. During 1998 we sold all of our remaining Mercantile shares for proceeds of approximately $377,000 and recorded an aggregate net realized loss of approximately $359,000.

Liquidity and Capital Resources

During the three months ended March 31, 2001, we used a net amount of approximately $1,721,000 for operations, which reflects approximately $718,000 in non-cash provisions, including $257,000 in loan costs, and depreciation and amortization of $461,000. Approximately $59,000 was provided during the period to decrease product and feedstock inventory and a net $28,000 was used to increase accounts payable and accrued liabilities and prepaid and other assets and to increase current assets other than cash. Additional uses of funds during the quarter included additions to oil and gas properties of $1,194,000. Cash for operations was provided, in part, by net proceeds from the sale of preferred stock of approximately $2,372,000.

In February 1999, Mercantile International Petroleum, Inc. failed to pay us the $1.6 million outstanding balance of the 5% convertible debenture it issued to us as partial payment for the purchase of our oil and gas properties in Columbia and Peru, South America in February 1997. In January 2000, the parties reached an agreement, under which Mercantile acknowledged its indebtedness to us in the amount of $1,581,000 for the outstanding balance of the debenture and an additional amount of $1,306,000 in connection with our earnout provision of the original purchase agreement. Mercantile agreed to repay this aggregate debt of $2,887,000 by issuing a new 11.5% convertible debenture to us. Beginning in February 2000, Mercantile began to make the scheduled monthly payments to us amounting to the greater of $70,000 or 80% of its Colombian subsidiary’s net income during the calendar year 2000. During 2000, each payment was in the amount of $70,000 and was generally paid in a timely manner. Beginning in January 2001, Mercantile began to pay monthly the greater of $80,000 or 80% of the subsidiary’s net income until the debt is retired. In March 2001 we received notice from Mercantile that Ecopetrol, the Columbian government oil company that purchases the majority of Mercantile’s oil production in Columbia, was withholding payment of the proceeds from the purchase of Mercantile’s oil sales to Ecopetrol in Columbia, pending resolution of a legal dispute between Mercantile and another entity in Columbia. Mercantile informed us they expect the payments to resume upon resolution of this dispute, which they estimate will occur this September. The unpaid portion of the debt is convertible into Mercantile common stock at our option, at any time at $1.50 per share. Mercantile also agreed to issue warrants, upon the signing of the definitive agreement, entitling us to purchase an aggregate of 2,347,000 Mercantile common shares at any time prior to December 31, 2002. The exercise price of the warrants is $1.00 per share during 2001 and $1.50 during 2002.

On April 28, 2001, we exchanged $5.9 million worth of outstanding bridge notes due on that date for 3% convertible debentures due April 28, 2002. The debentures are convertible at any time into shares of our common stock at a conversion price equal to 90% of the average of the lowest three weighted average sales prices of our common stock during the 20 trading days prior to the date of conversion. Since there is no minimum conversion price, there is no limitation on the number of shares of common stock that the holder may acquire upon conversion of the debentures.

Since August 2000, we have sold a total of 8,750 shares of our series A convertible preferred stock to GCA for a total purchase price of $8,750,000. These proceeds were used primarily for our operations in Kazakhstan and to supplement cash flows provided by the refining and asphalt operations. We are attempting to sell a portion of our assets in Kazakhstan to raise capital and reduce the level of risk associated with these projects. Any proceeds that may be derived from the possible sale or farm-out of a portion of our oil and gas concessions in Kazakhstan will be utilized to repay debt, fund the development of our License 1551 gas field, the minimum work program at our License 953, and for general corporate uses.

In August 2000, our American International Petroleum Kazakhstan subsidiary sold an aggregate of $450,000 principal amount of its 12% promissory notes, payable upon demand, to certain of our officers and directors and to an individual investor. Each investor was given a warrant or option to purchase one share of our common stock for each dollar invested, with an exercise price of 105% of the closing market price of the common stock on the date preceding the closing of each transaction. We used these proceeds to initiate the reentry work at our Begesh oil well in Kazakhstan. As of June 21, 2001, we had an aggregate outstanding principal balance remaining on these notes of $300,000.

In the fourth quarter of 2000, we initiated the reentry of the Begesh #1 oil well on License 953 in Kazakhstan, which was drilled by the Russians in the 1960‘s, to test a key upper Jurassic interval known to be productive in the general locale of the well. The reentry, which was started in November 2000, cost approximately $1 million and was funded from proceeds from the promissory notes and the sale of our series A preferred stock. Although the reentry was completed in 2001, it satisfied our minimum work requirement at License 953 for the year 2000. During our initial testing, no economical quantities of recoverable oil was discovered at the Begesh, but one of our partners has indicated a desire to test deeper zones at the Begesh well on an exclusive operations basis. However, we have no assurance at this time that this partner will proceed with this operation. We have satisfied our minimum work and monetary obligations on License 953 in Kazakhstan through 2000 and are planning to negotiate an extension of the exploration contract and the remaining $4 million minimum work program with the Kazakhstan government.

We had originally planned to begin our Shagyrly-Shomyshty gas field development in Kazakhstan in November 2000. However, because of the uncertainty of weather conditions in western Kazakhstan at that time of year, we believed it was more prudent to delay drilling at Shagyrly until 2001. The initial phase of the development has been reestimated to cost approximately $3.8 million and is expected to be funded from (i) the proceeds derived from the sale of a portion of Shagryly, (ii) financing to be provided by the purchaser (which financing is expected to also be provided to fund our remaining interest in the project subsequent to the sale) or (iii) by the GCA equity line. The total development cost for the project is estimated at approximately $160 million to $180 million. We are also having discussions with other financing entities, suppliers and export credit agencies regarding project financing for the development of Shagryly. However, our strategy is to sell a minimum of 50% of Shagryly prior to commencing the main phase of development.

In October 2000, we signed a framework agreement with Zao Kaztransgaz, a Kazakhstan government company involved in the transportation and marketing of natural gas within Kazakhstan, whereby Kaztransgaz will purchase up to 200 million cubic feet of natural gas per day from our 100 percent owned License 1551 in western Kazakhstan, for an initial period of 15 years. We are also currently engaged in negotiations with Gazprom, the Russian gas transport company and with other potential purchasers and transporters, for the transportation and sale of our anticipated Shagryly gas production, as well as third party gas which we may decide to purchase and sell. However, there can be no assurance at this time that such a gas contract will be signed.

Alternatively, the Kazakhstan government is negotiating an agreement with Gazprom in connection with the export of Kazakhstan gas to western markets. The Kazakhstan government has informed us that it will furnish all necessary support to us to have access to these gas markets. Such access would allow us to market our gas directly to the western end-users, significantly enhancing the value of our gas reserves in Shagryly.

In September 2000, we entered into a processing agreement with Sargeant Bulktainers Inc., a division of Sargeant Marine, Inc., wherein Sargeant agreed to process a minimum of 300,000 barrels of crude oil per month through our Lake Charles, Louisiana refinery’s atmospheric distillation unit. Our Gulf Coast Petroleum Trading, Inc. subsidiary simultaneously entered into a separate agreement, which runs concurrently with the processing agreement, to purchase the resultant jet fuel, naphtha, kerosene, diesel oil, and vacuum gas oil from Sargeant, which we then market for our own account throughout the country. When combined with the fees derived from processing through the facility’s vacuum distillation unit, at these levels, the resultant cash flows derived from the atmospheric distillation unit processing, coupled with the asphalt operation, and our marketing and trading business mentioned below, would be sufficient to adequately support our domestic operations.

However, Sargeant has notified us that they are terminating the agreement effective July 31, 2001. We are therefore currently having discussions with other entities who have expressed an interest in processing through our facility, either by paying us a fee to process their crude or providing us with the necessary capital to enable us to purchase and process our own crude oils, either jointly or alone. If we are unable to find another party willing and able to enter into similar or other agreements to process crude oil at our refinery, we will require additional financing or may need to sell assets in order to supplement our cash requirements. We also may be required to terminate the processing segment of our business.

In July 2000, we entered into an annually renewable one-year joint venture with Sargeant to service our existing asphalt supply obligations and expand our asphalt business. The joint venture agreement provides for Sargeant to provide and finance the feedstocks required. Sargeant has been complying with this obligation. We generally receive 50% of the profits generated from the joint venture’s asphalt operations and Sargeant will reimburse us for our direct operating costs up to $13 per ton sold. We plan to purchase asphaltic by-products produced from the processing agreement, mentioned above, or purchase wholesale asphalt to utilize as feedstock for blending and polymer enhancement. Our strategy is to sell primarily higher-margin polymerized asphalt products, which asphalts are expected to approximate at least 75% of its asphalt sales during 2001. Other than providing the direct operating labor and other direct expenditures, for which we are reimbursed, we do not anticipate any material capital requirements for the joint venture asphalt operations in 2001. The joint venture has been profitable since its inception and, as of April 30, 2001, it had a backlog of approximately 70,000 tons of asphalt totaling approximately $11 million worth of contracts.

We have been negotiating a renewal of the joint venture with Sargeant on terms more favorable to us, however a renewal is not likely at this time. If we are unable to reach such an agreement, we intend to continue with our asphalt business on our own. Doing so will require us to bear the entire risk of the resultant profit or loss and to purchase and self-finance our feedstock supplies which may result in higher cost of goods sold than we experienced in the joint venture. However, if we do not renew, Sargeant is required to provide the feedstock supplies necessary to supply the backlog existing on the termination date of the joint venture at the lowest cost available.

Market Risk

We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes and foreign currency exchange rate fluctuations. We do not employ risk management strategies, such as derivatives or various interest rate and currency swaps, to mitigate these risks.

Foreign Exchange Risk

We are subject to risk from changes in foreign exchange rates for our international operations which use a foreign currency as their functional currency and are translated to U.S. dollars. We have not experienced any significant gains or losses from such events.

17

Interest Rate Risk

We are exposed to interest rate risk from our various financing activities. The following table provides information, by maturity date, about our interest rate sensitive financial instruments, which are fixed rate debt obligations. The fair value of financial instruments closely approximates the carrying values of the instruments.

	2001	2004	Total Recorded Amount	Fair Value
Debt:
Carrying Value	$ 1,010,473	$ 5,262,882	$6,273,325	$6,273,325
Effective Interest Rate	11.3%	28.0%

A 10% increase in interest rates would decrease our cash flow by approximately $1,249,000 and would decrease the fair value of our debt instruments.

Business

We	are a holding company that through our wholly owned subsidiaries:

•	Refine crude oil feedstocks to produce jet fuel, diesel, naphtha, gas oils and fuel oil.

•	Produce, process, and market conventional and technologically advanced polymerized asphalt, vacuum gas oil and other products at our refinery in Lake Charles, Louisiana utilizing low-cost, low-gravity, high sulfur crudes.

•	Engage in oil and gas exploration and development in western Kazakhstan, where we own a 70% working interest in a 4.7 million acre exploration block and a 100% working interest in a 264,000 acre gas field.

We also are seeking other domestic and international oil and gas projects.

We were organized on April 1, 1929 under the laws of the State of Nevada under the name Pioneer Mines Operating Company. Our name was changed to American International Petroleum Corporation in 1982.

American International Refinery, Inc.

We own 100% of our American International Refinery Inc. subsidiary, which owns a 30,000 barrel per day refinery in Lake Charles, Louisiana it acquired in July 1988, 25 acres of vacant waterfront property adjacent to the refinery and another 45 acres of vacant land across the highway from the refinery. Most of the refinery’s feedstock and refined products are handled through the refinery’s barge dock at the river. The refinery is located on 30 acres of land bordering the Calcasieu River, which connects with the Port of Lake Charles, the Lake Charles Ship Channel and the Intercoastal Waterway. The main unit of the refinery is the crude distillation tower, or crude unit, which is capable of producing light and heavy naphtha, kerosene for jet fuel, #2 diesel, vacuum gas oil and reduced crude oil sold as special #5 fuel oil. The crude unit also is suitable for adaptation to process sour crude oil. Total petroleum storage capacity at the refinery is 750,000 barrels, which includes 275,000 barrels of crude storage, 395,000 barrels of storage for finished product sales and 80,000 barrels of product rundown storage.

In 1989, we recommissioned and tested the operations of the refinery, which during that period processed up to 24,000 barrels of oil per day. Numerous modifications intended to achieve compliance with environmental regulations and to facilitate production of higher value products were then initiated. Most environmental compliance projects and a military specification jet fuel upgrade project at the refinery were completed in 1990.

In 1989, we also purchased a 16,500-barrel per day vacuum distillation unit that was dismantled and moved to the refinery. Construction of the vacuum distillation unit on the refinery site was completed in 1993. The vacuum distillation unit was idle until mid-1998 when the expansion of, and certain enhancements to, the crude unit, vacuum distillation unit, and other components of the refinery were completed to enable the refinery to produce conventional and polymerized asphalt, vacuum gas oil, diesel, and other products. We leased our crude unit to Gold Line Refining Ltd., an independent refiner, from 1990 to March 20, 1997 and terminated the lease in March 1997 as a result of default by Gold Line. Since the termination of the lease, our employees have staffed the refinery and all operations have been conducted under the direct control of our management.

In February 2001 we implemented a processing agreement with Sargeant Bulktainers Inc. to process various types of crude oil feedstocks through the Lake Charles refinery facilities for a fee. We also have an asphalt operation, which we operate in a joint venture with Sargeant.

Gulf Coast Petroleum Trading Inc.

We own 100% of our Gulf Coast Petroleum Trading Inc. subsidiary, which we formed in 2000 to purchase and market refined crude oil products throughout the U.S. In September 2000, we signed an agreement with Sargeant to purchase and market products derived from their processing agreement with our American International Petroleum subsidiary.

St. Marks Refinery

We own 100% of our St. Marks Refinery subsidiary, which owns a refinery in St. Marks, Florida that we acquired in November 1998 for 1,500,000 shares of our common stock. The refinery is located on the St. Marks River near Tallahassee, Florida and has an operating capacity of 20,000 barrels per day. We have utilized the refinery only as a distribution center for asphalt products, but did not conduct operations at the refinery in 1999 and 2000 due to the high cost of crude oil feedstock. However, we are considering reopening and utilizing St. Marks in 2001 and beyond.

American International Marine, Inc.

We own 100% of our American International Marine, Inc. subsidiary, which was formed in July 1998 to acquire a 1,750-ton asphalt barge. The barge has a capacity of 27,000 barrels and has been used to transport asphalt between the Lake Charles refinery and the asphalt terminal at St. Marks and to transport refined products for third parties.

American International Petroleum Kazakhstan

We own 100% of our American International Petroleum Kazakhstan subsidiary, which owns a 100% working interest in a 264,000 acre gas concession in Kazakhstan called Shagryly-Shomyshty, also known as License 1551, and a 70% working interest in a 4.7 million acre exploration block in western Kazakhstan, known as License 953.

License 1551

In February 1999, we were officially notified by the Kazakhstan government’s State Investment Committee that we had won the tender for the Shagyrly-Shomyshty gas field in western Kazakhstan and entered into a license agreement with the Kazakhstan government for 100% ownership of the Shagyrly, a 30-year agreement with effect from August 31, 1999. Fifty-eight of the sixty-nine gas wells drilled by the Soviet Union in the 1960s to delineate the 264,000-acre gas field were tested and found to have commercial gas by the regional development authorities. In 1994, the field was declared to have commercial gas reserves by the Kazakhstan Ministry of Oil and Gas Industry, who recommended the field for development. Our drilling and production development plan involves developing and maintaining daily gas production at 200 to 250 million cubic feet per day from the most productive part of the field.

The development plan provides for the initial drilling of approximately 100 horizontal wells, each with a horizontal extension of 1500 feet. Analysis of wells tested to date indicates that individual horizontally drilled wells could achieve an average production rate exceeding 6 million cubic feet per day. The ultimate field development proposal involves use of modular, movable production process/compression centers designed to filter, dehydrate, compress, and deliver a total of up to approximately 250 million cubic feet of gas per day.

Ryder Scott Company, L.P., a Houston-based petroleum consulting firm, reviewed our horizontal drilling and reservoir development studies demonstrating significant recoverable gas reserves at Shagyrly and issued an opinion letter stating that they are in general agreement with the estimates and that the reserves were prepared in accordance with standard industry procedures. The studies included horizontal well recovery analyses for drainage of reservoir areas in the 640-1280 acre range, revised operational plans for horizontal drilling, and detailed analyses of prior gas well completions in the License 1551 area. A pilot development drilling program, originally scheduled for the second half of 2000, is tentatively scheduled for the second half of 2001 to verify the horizontal drilling application pending the consummation of a related gas sales contract. We expected to conclude a gas sales contract with Gazprom and/or other gas purchasers before the end of the first half of 2001 for the sale of Shagyrly gas, as well as the sale or transport of other gas we may want to market, however political and corporate reorganizations related to Gazprom have delayed completion of a contract. There can be no assurances we will be successful in this endeavor. Upon execution of this contract and successful completion of the pilot program, we would expect to have a significant amount of proved gas reserves.

Our strategy includes developing shallow gas reserves in Shagyrly, purchasing and transporting third party natural gas pursuant to our gas sales contracts, and diversified pursuit of field development opportunities in other selected countries and basins where perceived geological and political risks are acceptable.

License 953

In May 1997, our American International Petroleum Kazakhstan subsidiary entered into an agreement with MED Shipping and Trading S.A., a Liberian corporation with offices in Frankfurt, Germany, to acquire 70% of the stock of MED Shipping Usturt Petroleum Ltd., a Kazakhstan corporation which owns 100% of the working interest in a Kazakhstan oil and gas concession called License 953. The concession is located approximately 125 kilometers from the Chevron Corporation’s multi-billion-barrel Tengiz Oil field near the Caspian Sea in the North Usturt Basin.

The definitive agreement under which we explore and evaluate hydrocarbon reserves in the license area provides for the payment of a commercial bonus of 0.5% of reserve value, a subscription bonus of $975,000, and grants us the exclusive right to a production license upon commercial discovery. The term of the license is five years and may be extended for an additional 4 years. The five-year minimum work program required by the license, which was subsequently amended, called for us to acquire and process 3,000 kilometers of new seismic data, reprocess 500 kilometers of existing seismic data, and a minimum of 6,000 linear meters of exploratory drilling. Initial production up to 650,000 barrels is exempt from royalty, which otherwise ranges between 6% and 26%, to be negotiated in conjunction with a production agreement with the government. Income tax has been set at 30% and social program payments at $200,000 annually during exploration.

The social program contribution required in the Kazakhstan Agreement is not specific as to any one program. This contribution concept is common to most contracts and the amount is determined at the time of negotiating the respective contracts on a case by case basis. We have completed the acquisition of 13,500 kilometers of new 2D seismic data and reprocessed about 1,200 kilometers of vintage 2D seismic data over the license area. We drilled one of the gas bearing Eocene structures in December 1998 and a second Eocene prospect in October 1999. Additional flow testing on the 1998 well was conducted in 1999, but only non-commercial rates of gas were measured. The 1999 well was evaluated using electric logging techniques and determined non-commercial.

At the time the concession was acquired, a preliminary evaluation indicated potential recoverable reserves from 12 structures of possible oil bearing Jurassic Age sandstones and 8 structures of gas bearing Eocene Age sandstones. As a result of further study of data acquired over the course of the last two years, and the drilling results stated above, the prior assessment of reserve potential of the evaluated structures was significantly reduced. However, we believe it continues to be a viable prospect because License 953 is known to contain other geological structures with unevaluated geological potential, we currently intend to have the required minimum work program completed in accordance with the contract.

In March 2001, we completed the re-entry and testing of the Begesh No. 1 oil well on License 953 in Kazakhstan and concluded that the well’s upper Jurassic zones were not capable of producing economic quantities of crude oil. At this time, we believe we have sufficiently tested the Jurassic and Eocene structures present in License 953, which were the most likely candidates for recoverable oil reserves from reasonably shallow levels. After extensive testing and geological and geophysical research and study, we believe that any significant volumes of economically recoverable oil and gas will be found in the deep, untested, carboniferous structures, which are estimated to equate to approximately 40% of the total unevaluated acreage remaining on License 953.

The total costs recorded for License 953 equal $26.9 million, including identifiable seismic costs of approximately $6 million, which we believe has a market value which exceeds its cost. Since we have evaluated 60% of the License acreage without identifying any related proven oil and/or gas reserves, we believe it is appropriate to impair 60% of the non-seismic property costs, or $12,546,000, which impairment is reflected in our financial statements for the year ended December 31, 2000.

American International Petroleum Corporation Holding, Inc.

Our American International Petroleum Corporation Holding, Inc. subsidiary was formed in August 1998 to hold 25% of the outstanding shares of Zao Nafta, a Russian closed-stock company, which we received as a default payment in 1999. A “closed stock company” is a company which has its equity ownership measured in registered shares. The shares are not publicly traded or readily available for sale to another party without first offering other shareholders proportional participation in the purchase of the shares to be sold. In March 1998, we signed an agreement with Zao Nafta that granted us a 90-day option to acquire a 75% working interest in a joint venture for the development of 17 oil and gas licenses in the Samara and Saratov regions of European Russia, covering approximately 877,000 acres. During the course of our due diligence investigation, we were unable to reach an agreement with the owner of Zao Nafta over who would control and manage development of the acquired fields. As a result, we informed the owner that we would not pursue the purchase and requested a refund of the $300,000 deposit called for in the option. When the owner did not pay the refund, we exercised our right under the option to demand 25% of the outstanding shares of Zao Nafta from the owner. The Zao Nafta shares may be sold or traded in private commercial transactions, as they are not listed or traded on any organized exchange. The shares have been delivered to us and we will hold them until a decision is made on how or if to proceed. We continue to consider various alternatives including the sale or barter of the Zao Nafta shares to acquire petroleum interests in the Samara region of Russia.

Competition

Refining and Asphalt

The extensive development of the United States Gulf Coast Offshore deep-water drilling program has created an abundance of natural gas liquids. Condensate is an ideal feedstock for our atmospheric distillation unit. It is transported by barge, thereby placing us in a competitive position with all refineries, including major integrated oil companies. Condensate, with very minor amounts of indigenous contaminates such as sulfur, produces finished products because downstream de-sulfurization is not required. The condensate refining and the asphalt refining facilities, the atmospheric distillation unit and vacuum distillation unit, respectively, are currently being split into two separate and distinct refining operations that will allow us to develop divergent profitable businesses. The resultant product line will include high and low sulfur naphtha, kerosene, diesel and gas oil. In addition, the refinery will produce finished jet fuel, pipeline grade #2 diesel fuel and multi-grades of finished polymer modified, performance grade asphalts.

During 1999 and continuing into 2000, most State Departments of Transportation converted to Strategic Highway Research Program performance grade asphalt specifications. As a result, the number of asphalt competitors continues to decline. In the past year, several major oil companies have announced mergers and formed joint operation spin-off companies in a move to consolidate resources, reduce redundant operation, and increase efficiency. This has resulted in a supply/demand shift that is favorable to our business. As a result of these consolidations, the number of major oil company asphalt refiner/suppliers has been reduced by almost 70% over the past three years.

Last year, Exxon made the strategic decision to withdraw from the Texas asphalt market based in Baytown (Houston), Texas. It has built a coker unit to convert asphalt to gasoline and heating oil. Exxon has been one of our major competitors in eastern Texas over the past several years. A major consolidation involving Marathon Petroleum and Ashland Oil during 1999 has created the largest downstream asphalt marketing company in the United States. Marathon Ashland Petroleum recently upgraded their Garyville, Louisiana asphalt rack at great expense and has subsequently become very competitive in eastern Louisiana and western Mississippi.

However, the geographic location of our refinery in Lake Charles, Louisiana gives us a distinct freight advantage over other asphalt suppliers in the area. Most of our competition in its planned asphalt manufacturing business will come from those refiners who do not have downstream processing options such as residual coking capacity. The major competitor in the local truck rack market is a blending plant operation over 75 miles away. The average distance from our refinery to the nearest competing truck rack asphalt-producing refinery is over 150 miles away. One major market currently under development by our American International Refinery, Inc. subsidiary is the greater East Texas asphalt area. We have transportation advantages over all competitors in the gulf coast area except one whose overall cost basis is higher than ours.

Oil and Gas

The oil and gas industry, including oil refining, is highly competitive. We are in competition with numerous major oil and gas companies and large independent companies for prospects, skilled labor, drilling contracts, equipment and product sales contracts. Many of these competitors have greater resources than do we. Revenues generated by our oil and gas operations and the carrying value of our oil and gas properties are highly dependent on the prices of oil and natural gas. The price that we receive for the oil or natural gas we may produce is dependent upon numerous factors beyond our control, the exact effect of which cannot be predicted. These factors include (i) the quantity and quality of the oil or gas produced, (ii) the overall supply of domestic and foreign oil or gas from currently producing and subsequently discovered fields, (iii) the extent of importation of foreign oil or gas, (iv) the marketing and competitive position of other fuels, including alternative fuels, as well as other sources of energy, (v) the proximity, capacity and cost of oil or gas pipelines and other facilities for the transportation of oil or gas, (vi) the regulation of allowable production by governmental authorities, (vii) the regulations of the Federal Energy Regulatory Commission governing the transportation and marketing of oil and gas, and (viii) international political developments, including nationalization of oil wells and political unrest or upheaval. All of the aforementioned factors, coupled with our ability or inability to engage in effective marketing strategies, may affect the supply or demand for our oil, gas and other products and, thus, the price attainable for those products.

The Shagyrly development has the usual geological, mechanical and competitive risks associated with development of oil and gas reservoirs, and in addition, bears additional risk unique to its location in a former Soviet Union republic. The gas production from Shagyrly will have to be transferred to markets in Western Europe via Kaztransgaz and Gazprom pipelines. Therefore the project bears political risks of both Kazakhstan and Russia, as well as market risks as Europe enters a deregulated environment. Cost of transportation as well as cost of equipment and drilling and completion services, are subject to escalation if oil and gas development activities escalate.

Employees

As of June 21, 2001, we, together with our subsidiaries, employed 51 persons on a full-time basis, including 13 persons who are engaged in management, accounting and administrative functions for American International Petroleum Corporation and 33 who are employed by American International Refinery, Inc. on a full-time basis, including 14 persons who are engaged in management and administrative functions, and 5 persons who are employed by American International Petroleum Kazakhstan in management and administrative positions. Two persons are employed by St. Marks Refinery, Inc., none of which are in management and administration. We frequently engage the services of consultants who are experts in various phases of the oil and gas industry, such as petroleum engineers, refinery engineers, geologists and geophysicists. We have no collective bargaining agreements and believe that relations with our employees are satisfactory.

Financial Information Relating to Foreign and Domestic Operations and Export Sales

The table below sets forth, for the three months ended March 31, 2001 and for each of the previous three fiscal years, the amounts of revenue, operating profit or loss and assets attributable to each of our geographical areas, and the amount of our export sales.

Sales to unaffiliated customers:	2001	2000	1999	1998

United States	$ 2,217,000	$ 3,108,670	$ 8,137,867	$ 11,394,009
Kazakhstan	—	—	—	—

Sales or transfers between geographic areas:
United States	$ —	$ —	$ —	$ —
Kazakhstan	—	—	—	—

Operating profit or (loss):
United States	$ (259,000)	$(5,694,253)	$(4,978,963)	$(2,820,758)
Kazakhstan	—	—	—	—

Identifiable assets:
United States	$ 32,149,000	$ 31,105,826	$ 33,877,437	$ 35,234,530
Kazakhstan	$ 23,008,000	$ 21,138,161	$ 32,162,385	$ 22,677,073

Export sales:
None

Insurance; Environmental Regulations

Our operations are subject to all risks normally incident to (i) the refining and manufacturing of petroleum products; and (ii) oil and gas exploratory and drilling activities, including, but not limited to, blowouts, extreme weather conditions, pollution and fires. Any of these occurrences could result in damage to or destruction of oil and gas wells, related equipment and production facilities and may otherwise inflict damage to persons and property. We maintain comprehensive and general liability coverage, as is customary in the oil and gas industry and coverage against customary risks, although no assurance can be given that such coverage will be sufficient to cover all risks, be adequate in amount, or that any damages suffered will not be governed by exclusionary clauses, thereby rendering such coverage incomplete or non-existent to protect our interest in specific property. We are not fully covered for damages incurred as a consequence of environmental mishaps. We believe it is presently in compliance with government regulations and follows safety procedures that meet or exceed industry standards.

Extensive national and/or local environmental laws and regulations in both the United States and Kazakhstan affect nearly all of our operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and off-site locations. There can be no assurance that we will not incur substantial financial obligations in connection with environmental compliance.

We are occasionally subject to nonrecurring environmental costs. The annual cost incurred in connection with these assessments varies from year to year, depending upon our activities in that year. The costs of such environmental impact assessments were not material in 2000, and are not expected to be material in future years, however, there can be no assurance these costs will not be material. We are not aware of any other anticipated nonrecurring environmental costs.

Kazakhstan has comprehensive environmental laws and regulations and has adopted the environmental standards set out by the World Bank organizations. Enforcement is administered through the Kazakhstan Ministry of Environment and related local state agencies. Our operations require a comprehensive environmental permit for all drilling and exploration activities.

We have no currently outstanding or anticipated reclamation issues in the United State or abroad.

Marketing

After satisfactorily completing the qualification requirements and asphalt facility inspection in 1999, our American International Refinery, Inc. subsidiary received approval from the Louisiana Department of Transportation Materials Inspection Division to have its paving asphalt products placed on the Division’s list of eligible suppliers. This enabled us to bid on state and federal highway projects in the State of Louisiana and provided an asphalt quality assurance endorsement for non-state and federal projects as well. We have maintained an aggressive posture in our efforts to secure asphalt sales agreements with Louisiana and Texas highway construction companies, both at highway bid lettings and through private conventional paving projects.

In July of 1999, our Lake Charles refinery received full accreditation certification for its asphalt quality control and testing program from the American Association of State Highway and Transportation officials. This was followed in November 1999, by the awarding of the Louisiana approved supplier certification by the Louisiana Department of Transportation and Development, for us to self-certify our own asphalt products.

The rapid escalation of crude oil prices, combined with a very slow reacting asphalt retail rack market across the country during 2000, created an unprofitable economic scenario for sales in 2000. As a result, we temporarily suspended operations at our St. Marks refinery to control overhead and manufacturing costs. We have mitigated this problem in the future by including escalation clauses in all of the new asphalt sales agreements, which allows the us to increase our contract sales price by 5% per quarter if feedstock prices increase to certain levels. We continually monitor the market conditions in the region and should general industry conditions change in future months, we will reconsider asphalt operations at St. Marks. In addition, we continue to investigate the possibility of establishing more truck rack retail locations outside the immediate area of its current facility.

These market opportunities have the potential to increase our expansion into new profitable retail sales outlets at greater netback margins than can be achieved in the wholesale barge markets. The Transportation and Equity Act for the 21st Century authorizes $173 billion over six years (1998-2003) for construction and maintenance of federal highways. The six-state Gulf Coast market where we sell our conventional and polymerized asphalt products has been allocated more than $32 billion in federal funding under this Act, a 61% increase over the previous highway spending program. This Act is expected to provide a significant increase in the overall demand for asphalt in our markets. In addition, matching state Department of Transportation highway funds could increase the total spending for highway construction by another 10% — 50%. We are committed to continue an aggressive, expanding, retail market growth program across the Gulf Coast and into other various profitable geographic areas.

R. E. Heidt Construction, Diamond B Construction, Davison Petroleum, and Gilchrist Construction accounted for 25%, 16%, 16% and 13% of our sales during 2000, respectively, and James Corporation, Davison Petroleum, R. E. Heidt Construction and O.S. Johnson accounted for 16%, 15%, 13% and 10% of our sales during 1999, respectively.

Oil and Gas

We have had no oil and gas sales since we sold our South American assets in February 1997. Prior to the sale, we had an agreement with Carbopetrol S.A. to sell all of its crude oil produced in Colombia. Payments were made in Colombian Pesos adjusted for expected exchange fluctuation. Prices were based on the price of local fuel oil and had an average price, net of transportation costs, of approximately $11.81 per barrel of oil in 1997. In Peru, our contract with PetroPeru provided for a flexible royalty rate based on the amount of production and world basket price for this contract area providing a net sales price to us of approximately 65% of the world basket price for the field, which, based on an average gross price of $16.53 per barrel of oil in 1997, which provided a net price to us of approximately $10.75 per barrel of oil. Sales of our crude oil to Carbopetrol S.A. in Colombia accounted for 29% of our 1997 revenues. Sales to Ecopetrol accounted for approximately 11% of our 1997 revenues.

We are currently engaged in negotiations and discussions with Gazprom, the Russian gas transport company, and with other potential purchasers and transporters, respectively, for the transportation and/or purchase of our anticipated Shagryly gas production and other gas we may have available for sale. We expected that a U.S. Dollar or Eurodollar backed contract would be concluded before the end of the first half of 2001. However, political and corporate reorganizations related to Gazprom have delayed the completion of a contract.

Sources and Availability of Raw Materials

In July 2000, we formed a joint venture with Sargeant Bulktainers Inc., a division of Sargeant Marine Inc., which owns and operates one of the largest fleet of asphalt ships in the world today. Their role in the joint venture is to provide it with asphaltic crude oil feedstocks and bulk asphalt supply. Our role in the joint venture is to provide asphalt storage, blending and retail rack facilities, and marketing services to the joint venture. Sargeant has term contracts to ship asphalt products for Pemex (Mexico) and P.D.V.S.A. (Venezuela). Sargeant processes asphaltic crude oil in various locations in the U.S. gulf coast, including our Lake Charles refinery, and transports and trades asphalt around the world. Sargeant also has crude oil purchase agreements with Pemex to supply it with heavy crude oil feedstocks for processing through our refinery, which will produce the asphalts necessary to service the joint venture’s current backlog of asphalt orders and its future requirements as well, although this is not a certainty at this time.

Our Lake Charles refinery requires sour asphaltic crudes as a feedstock for its vacuum distillation unit to produce performance grade asphalts, which are generally in available supply within the western hemisphere. Primary sources of feedstock include Mexico, Venezuela, Colombia, Ecuador, Canada, and the wholesale asphalt markets in the U.S. Crude oil feedstocks for roofing asphalt can be obtained from Saudi Arabia, Oman, U.S. Gulf offshore, Texas and Louisiana sweet lights. Many crudes can be blended into the primary base crudes. However, it is most likely that we will process crude oils for third parties and, consequently, will not need to provide our own raw materials for processing.

Oil and Gas Acreage and Wells

Gross acreage presented below represents the total acreage in which we owned a working interest on March 31, 2001 and net acreage represents the sum of the fractional working interests we owned in such acreage.

	Gross Developed Acreage	Gross Undeveloped Acreage	Net Developed Acreage	Net Undeveloped Acreage
Kazakhstan
License 953	—	4,734,097	—	3,313,868
License 1551	263,853	4,997,950	263,853	3,577,721

The table below indicates our gross and net oil and gas wells as of December 31, 2000. Gross wells represents the total wells in which we owned a working interest, and net wells represents the sum of the fractional working interests we own in such wells.

Productive Wells
		Total		Oil		Gas
	Gross	Net	Gross	Net	Gross	Net
Kazakhstan	—	—	—	—	—	—

Oil and Gas Production

We have had no oil and gas production or oil and gas sales since February 1997 when we sold our South American subsidiaries.

Reserves

We have had no proved reserves and future net revenues from oil and gas interests we owned since February 1997, when we sold these assets. Consequently, we have not filed any reports of estimated total proved net oil or gas reserves since the beginning of our last fiscal year.

Drilling Activity

We sold all of our oil and gas producing properties in February 1997 and have not yet implemented production operations in Kazakhstan. The following table sets forth the gross and net exploratory and development wells that were completed, capped or abandoned in which we participated during the quarter and years indicated.

	Three months ended March 31, 2001		2000		1999		1998
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Exploratory Wells:
Kazakhstan
Oil	—	—	1.7		—	—	—	—
Gas	—	—	—	—	—	—	—	—
Dry	—	—	—	—	2	1.4	—	—

Total	—	—	1.7		2	1.4	—	—
Development Wells:
Kazakhstan	—	—	—	—	—	—	—	—
South America	—	—	—	—	—	—	—	—

Total	—	—	—	—	—	—	—	—

Total	—	—	1.7		2	1.4	—	—

Facilities

We have leased approximately 10,500 square feet of office space in Houston, Texas at a monthly rental of $17,929, which lease expires on December 12, 2003. This space comprises our principal executive office. We also have a lease for approximately 4,800 square feet of office space at 444 Madison Avenue, New York, N.Y. 10022. The space was leased for a period of seven years at a monthly rental rate of $19,600 and expires on December 31, 2005. Two-thirds of this space is sublet for $152,472 per year through the end of our lease in New York.

In addition, we own 100 acres of land in Lake Charles, Louisiana where our refinery is located. In addition to the structures and equipment comprising our refining facility, our refinery assets include an approximately a 4,400 square foot office building, a new 2,200 square foot asphalt plant office, a laboratory, and two metal building structures serving as work shops, maintenance and storage facilities with an aggregate square footage of approximately 4,300 square feet. We also own approximately 68 acres of vacant land adjacent to the St. Marks Refinery in Florida.

Legal Proceedings

In 1998, Neste Trifinery filed suit in a Harris County District Court against us and our wholly owned subsidiary, American International Refinery, Inc. (Neste Trifinery v. American International Refinery, Inc., et al, Case No. 98-11453; in the 269th Judicial District; in and For Harris County, Texas). Neste has asserted claims for recovery of compensatory and punitive damages based on the following theories of recovery; (1) breach of contract, (2) disclosure of confidential information; and (3) tortuous interference with existing contractual relations. Generally, Neste has alleged that in connection with the due diligence we conducted of the business of Neste, we had access to confidential or trade secret information and that we have exploited that information, in breach of an executed confidentiality agreement, to the detriment of Neste. Neste seeks the recovery of $20,000,000 in compensatory damages and an undisclosed sum in connection with its claim for the recovery of punitive damages.

In addition to seeking the recovery of compensatory and punitive damages, Neste sought injunctive relief. Specifically, Neste sought to enjoin us from: (1) offering employment positions to the key employees of Neste; (2) contacting the suppliers, joint venture partners and customers of Neste in the pursuit of business opportunities; (3) interfering with the contractual relationship existing between Neste and St. Marks Refinery, Inc.; and (4) disclosing or using any confidential information obtained during the due diligence process to the detriment of Neste. We have asserted to a general denial to the allegations asserted by Neste. We also moved the district court to refer the matter to arbitration, as provided for in the confidentiality agreement, and to stay the pending litigation. On March 27, 1999, the district court referred the matter to arbitration, as requested by us, and stayed litigation. However, the parties have recently agreed to submit this matter to trial, which is now set for November 26, 2001. We are vigorously defending this matter.

Management

The following table sets forth information concerning the Company’s executive officers and directors.

Name	Age	Position(s)	Year First Became a Director or Officer
George N. Faris	60	Chairman of the Board and Acting Chief Executive Officer	1981
William R. Smart	80	Director	1987
Daniel Y. Kim	76	Director	1987
Donald G. Rynne	78	Director	1992
John H. Kelly	61	Director	1999
Denis J. Fitzpatrick	56	Director, Acting President, Secretary and Chief Financial Officer	1994
William L. Tracy	53	Treasurer and Controller	1992

Dr. George N. Faris has served as Chairman of our Board of Directors 1981. He has served as Acting Chief Executive Officer since July 7, 2000. He served as Chief Executive Officer from 1981 to December 1999. Dr. Faris was the founder of ICAT, an international engineering and construction company, and served as its President from ICAT’s inception in 1972 until October 1985. Prior to 1972, Dr. Faris was the President and Chairman of the Board of Directors of Donbar Development Corporation, a company engaged in the patent development of rotary heat exchangers, devices which exchange heat from medium to medium and on which Dr. Faris was granted a number of patents. Dr. Faris received a Ph.D. in Mechanical Engineering from Purdue University in 1968.

William R. Smart has served as a member of our Board of Directors since June 1987. Since November 1, 1983, Mr. Smart has been Senior Vice President of Cambridge Strategic Management Group, a management consulting firm. Mr. Smart was Chairman of the Board of Directors of Electronic Associates, Inc., a manufacturer of electronic equipment, from May 1984 until May 1992. He has served on the Board of Directors of Apollo Computer Company and Executone Information Systems, Inc. Mr. Smart is presently a director of National Datacomputer Company and Hollingsworth and Voss Company. Mr. Smart received a B.S. degree in Electrical Engineering from Princeton University in 1941.

Dr. Daniel Y. Kim has served as a member of our Board of Directors since July 1987. Dr. Kim is a Registered Professional Geophysicist in California and Colorado. From 1981 until 1984, Dr. Kim was President and Chief Executive Officer of Kim Tech, Inc., a research and development company. In 1984, Kim Tech, Inc. was merged into Bolt Industries, a public company engaged in the manufacture of air guns and auxiliary equipment used to generate shock waves in seismic exploration for oil, gas and minerals. Dr. Kim has been a director of Bolt Industries since 1984. From 1977 to 1980, Dr. Kim was Chief Consulting Geophysicist for Standard Oil Company of Indiana. Dr. Kim received a B.S. degree in Geophysics and a Ph.D. degree in Geophysics from the University of Utah in 1951 and 1955, respectively.

Donald G. Rynne has served as a member of our Board of Directors since September 1992. Mr. Rynne has been Chairman of the Board of Directors of Donald G. Rynne & Co., Inc., a privately owned company engaged in international consulting and trading, since founding that company in 1956. Mr. Rynne is involved in international maritime trading and consulting, dealing primarily in the Middle East in hydrocarbon products and capital equipment. Mr. Rynne received a B.A. degree from Columbia University in 1949.

Ambassador John H. Kelly has served as a member of our Board of Directors since December 1999. Ambassador Kelly was Assistant Secretary of State for South Asian and Near Eastern affairs from 1989 to 1991 and is currently Ambassador in Residence at the Center for International Strategy, Technology, and Policy at the Sam Nunn School of International Affairs at Georgia Tech in Atlanta. Ambassador Kelly is a career diplomat and was four times Deputy Assistant Secretary of State as well as Ambassador to Finland and Lebanon. He attended Emory University and the Armed Forces Staff College. He has been a frequent commentator for “Meet the Press”, the “Today Show”, and on CNN, C-Span BBC, and other media.

Denis J. Fitzpatrick has served as Vice President, Secretary and Chief Financial Officer since August 1994 and as a member of our Board of Directors since July 2001. He has also served as Acting President since July 7, 2000. Mr. Fitzpatrick has held various accounting and financial management positions during his 24 years in the oil and gas industry. He has also served as a Director or Officer of the Council of Petroleum Accountants Society; served on the Tax Committee of the American Petroleum Institute and as a member of the American Management Association. Mr. Fitzpatrick received a B.S. degree in Accounting from the University of Southern California in 1974.

William L. Tracy has served as our Treasurer and Controller since August 1993. From May 1989 until February 1992, Mr. Tracy was self-employed as an energy consultant with the Commonwealth of Kentucky. From June 1985 until May 1989, Mr. Tracy served as President of City Gas and Transmission Corp., a public oil and gas production and refining company. He received his BBA degree in Accounting from Bellarmine College in Louisville, Kentucky in 1974.

Our executive officers are appointed annually by the Board to serve until their successors are duly elected and qualified.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an Executive Committee, a Compensation Committee, and an Audit Committee.

The Executive committee is composed Dr. Faris (Chairman), Messrs. Rynne and Smart.

The Compensation committee is composed of Dr.. Kim (Chairman), Dr. Faris, Messrs. Rynne and Kelly.

The Audit Committee is composed of Messrs. Smart (Chairman), Rynne and Dr. Kim.

Compensation Committee Interlocks

No member of the Compensation Committee was an officer or employee of our company or of any of our subsidiaries during the prior year or was formerly an officer of our company or any of our subsidiaries. During the last fiscal year, none of our executive officers has served on our Board of Directors or Compensation Committee of any other entity whose officers served either on our Board of Directors or on our Compensation Committee.

Director Compensation

During 2000, we reimbursed outside Directors for their actual company-related expenses, including the costs of attending Directors’ meetings. We accrued, for each outside Director, $1,000 per month for serving in such capacity; $500 for participation in each Committee meeting, if such Director served on a Standing Committee of the Board of Directors; and $500 for each Board meeting attended.

Summary Compensation Table

The following table discloses compensation for services rendered by our Chief Executive Officer and all of our other executive officers whose compensation exceeded $100,000 in 2000, 1999, and 1998.

Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation		Options(#)		All Other Compensation
George N. Faris	2000	$ 298,077	$ 17,757	(1)	$ —		250,000		$ —
Chairman of the	1999	335,769	41,250		—		500,000		—
Board and Acting Chief Executive Officer	1998	330,000	120,000		—		1,000,000	(2)	—

Denis J. Fitzpatrick	2000	$ 175,500	$ 7,103	(1)	$ 16,976	(3)	50,000		$ —
Secretary, Acting	1999	135,769	15,000		—		100,000		—
President, and Chief Financial Officer	1998	140,000	31,250		—		170,000	(4)	—

Joe M. McKinney (6)	2000	$ 187,019	$ 18,860	(1)	$ 5,500	(5)	200,000		$ —
Chief Executive	1999	118,461	$ 5,625		2,500	(5)	700,000		—
Officer and Chief Operating Officer	1998	—	—		—		—		—

William L. Tracy	2000	$ 100,000	$ 5,000		$ —		—		$ —
Treasurer and	1999	100,000	10,006		—		75,000		—
Controller	1998	100,000	13,500		—		106,000	(7)	—

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(1)	Incentive bonus paid in shares of our common stock.

(2)	Includes 580,000 contingent options that were terminated since our common stock did not trade at $5.00 per share for 15 consecutive days at any time before December 31, 1999.

(3)	Includes $11,976 moving allowance and $5,000 car allowance.

(4)	Includes 100,000 contingent options that were terminated since our common stock did not trade at $5.00 per share for 15 consecutive days at any time before December 31, 1999.

(5)	Vehicle allowance.

(6)	Mr. McKinney resigned July 7, 2000.

(7)	Includes 50,000 contingent options that were terminated since our common stock did not trade at $5.00 per share for 15 consecutive days at any time before December 31, 1999.

2001 Long Term Performance Plan

We have adopted the 2001 Long Term Performance Plan, which provides for the grant of various forms of awards, including stock options, stock appreciation rights, and stock or cash awards. Awards under the 2001 Long Term Performance Plan may be in stock or denominated in units of stock, which may be subject to restrictions on transfer and include forfeiture provisions. An aggregate amount of 5,000,000 shares of our common stock has been authorized for issuance under this plan. As of June 21, 2001, no awards had been made under this plan.

Stock Option Plans

We have a 2000 Stock Option Plan and a 1998 Stock Option Plan. Both plans have been approved by our Board of Directors and by our shareholders. Each plan is administered by our Board of Directors or a committee designated by them. Under each plan employees, including officers and managerial or supervising personnel, are eligible to receive incentive stock options in tandem with stock appreciation rights and employees, Directors, contractors and consultants are eligible to receive non-qualified stock options in tandem with stock appreciation rights. Options may be granted to purchase an aggregate of 5,000,000 shares of our common stock under each plan. If an option granted under either plan terminates or expires without having been exercised in full, the unexercised shares subject to that option will be available for a further grant of options under the applicable plan. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee.

Options may not be granted under the 2000 Stock Option Plan after July 10, 2010 or under the 1998 Stock Option Plan after May 29, 2008. The exercise price of the options granted under either plan cannot be less than the fair market value of the shares of common stock on the date the option is granted. Incentive stock options granted to shareholders owning 10% or more of the outstanding voting power of our company must be exercised at a price equal to at least 110% of the fair market value of the shares of common stock on the date of grant. The aggregate fair market value of common stock, as determined at the time of the grant with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year, may not exceed $100,000. Any additional common stock as to which options become exercisable for the first time during any such year are treated as non qualified stock options. As of June 21, 2001 an aggregate of 1,500,000 contingent options had been granted under the 2000 Stock Option Plan.

Stock Award Plan

The American International Petroleum Corporation 2000 Stock Award Plan provides for the granting of stock awards not to exceed an aggregate of 500,000 shares of our common stock. The plan was approved by our Board of Directors and Shareholders. Employees, officers, and consultants are eligible for awards under the plan. Awards may be made under the plan until May 15, 2010. No recipient shall be entitled to more than an aggregate of 50,000 shares of common stock under the plan. The plan is administered our Board of Directors.

Option Grants In Last Fiscal Year

The table below includes the number of stock options granted to the executive officers named in the Summary Compensation Table as of December 31, 2000, exercise information and potential realizable value.

	Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted(#)	Fiscal Year	Price($/sh)	Date	5%($)	10%($)
George Faris	200,000	40%	$0.58	04/26/10	$-0-	$-0-
	50,000	10%	0.55	07/10/10	$-0-	$-0-
Joe Michael McKinney	200,000 (1)	40%	$0.58	07/07/00	$-0-	$-0-
Denis Fitzpatrick	50,000	10%	$0.55	07/10/10	$-0-	$-0-
William L. Tracy	—	—	—	—	$-0-	$-0-

(1)	These options terminated following the resignation of Mr. McKinney on July 7, 2000

Aggregate Option Exercises in 2000 And Option Values at December 31, 2000

The table below includes the number of shares covered by both exercisable and non-exercisable stock options owned by the executive officers named in the Summary Compensation Table as of December 31, 2000. Also reported are the values for “in-the-money” options that represent the positive spread between exercise price of any such existing stock options and the year-end price.

	Shares		Number of
Name	Acquired on Exercise	Value Realized	Unexercised Options at December 31, 2000		Value of Unexercised In-the-money Options
			Exercisable	Unexercisable	Exercisable	Unexercisable
George N. Faris	1,537,500	$2,005,185	1,089,169	695,833	$ —	$ —

Joe Mike McKinney	62,500	$ 85,935	—	—	$ —	$ —

Denis J. Fitzpatrick	192,000	$ 173,438	135,000	68,000	$ —	$ —

William L. Tracy	125,000	$ 114,375	28,000	53,000	$ —	$ —

Employment Contracts

Dr. George N. Faris is employed as Chairman of the Board until July 31, 2003 and as Chief Executive Officer through July 31, 2002 at an annual salary of $367,500 through July 31, 2002 and $275,000 from August 1, 2002 through July 31, 2003. The agreement provides that if the initial term is not extended, we will retain Dr. Faris, at his discretion, as a consultant for a period of two calendar years ending July 31, 2005 at an annual salary equal to 50% of his annual base salary at December 31, 2002. The agreement also provides for, a) a severance payment equal to one month’s salary for each full year of employment beginning January 1, 1995, based on base salary at July 31, 2001 and b) a change in control payment equal to 2.99 times the greater of (i) $367,500 or (ii) his base salary in effect on date of termination as a result of a change in control.

Securities Ownership Of Management And Principal Shareholders

The following table sets forth certain information, at June 21, 2001, regarding the beneficial ownership of the Company’s common stock by (i) each person known by us to be the beneficial owner of more than 5% of the common stock; (ii) each Director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all Directors and executive officers as a group.

Name and Address of Beneficial Holder (1)	Amount and Nature of Beneficial Ownership		Percent of Class
The Palladin Group, L.P. (2)	16,090,527	(3)	9.9%
195 Maplewood Avenue
Maplewood, NJ 07040

GCA Strategic Investment Fund Limited (4)	16,090,527	(5)	9.9%
106 Colony Drive, Suite 900
Cumming, GA 30040

George N. Faris	4,276,120	(6)	2.6%

Daniel Y. Kim	372,997	(7)	*

Donald G. Rynne	926,711	(8)	*

William R. Smart	472,631	(9)	*

John Kelly	152,000	(10)	*

Denis J. Fitzpatrick	169,731	(11)	*

William L. Tracy	67,000	(12)	*

All officers and Directors
as a group (consisting of
8 persons)	6,437,190	(13)	3.8%

Joe Michael McKinney(14)	0		—

*Less than 1% of class

(1)	All officers and Directors have an address c/o American International Petroleum Corporation at 2950 North Loop West, Houston, Texas, 77092.

(2)	The Palladin Group, L.P. serves as investment advisor to Halifax Fund, L.P., the registered owners of our 5% convertible secured debenture and warrants to purchase common stock, and has been granted investment discretion over our securities owned by this fund. In this capacity, The Palladin Group, L.P. may be deemed to have voting and dispositive power over such securities. Mr. Jeffrey Devers is the principal officer of The Palladin Group. The terms of the 5% debenture and related warrants provide that the number of shares that the registered owners may acquire upon conversion or exercise may not exceed that number that would render Halifax Fund, L.P. the beneficial owner of more than 9.99% of the then outstanding shares of common stock.

(3)	Represents shares which may be acquired upon conversion of our 5% convertible secured debenture and related warrants held by The Palladin Group, L.P., limited by the terms of the debenture and warrants referred to in Note 2 above.

(4)	GCA is the ultimate beneficial owner of the shares owned by GCA and, through its Board of Directors, has the sole voting power to vote the shares. Prime Management Limited, a Bermuda corporation located in Bermuda has sole voting power with respect to the shares owned by GCA. Joe Kelly, a Bermuda resident, has the sole voting power over Prime Management. Global Capital Advisors Ltd., GCA’s investment advisor located in Georgia, together with GCA’s Board of Directors, has the sole investment decision authority over the shares owned by GCA. The terms of the series A convertible preferred stock, the related warrants, and our 3% convertible debentures provide that the number of shares that GCA may acquire upon conversions or exercise may not exceed that number that would render GCA the beneficial owner of more than 9.99% of the then outstanding shares of common stock.

(5)	Represents shares which may be acquired upon conversion of our outstanding series A convertible preferred stock, 3% convertible debentures and various warrants held by GCA, limited by the terms of these instruments referred to in Note 4 above.

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(6)	Includes 1,680,000 shares that he may acquire upon the exercise of stock options exercisable within 60 days. Excludes 105,000 shares that he may acquire upon exercise of options commencing January 1, 2002.

(7)	Includes 303,119 shares that he may acquire upon the exercise of stock options exercisable within 60 days.

(8)	Includes 197,619 shares that he may acquire upon the exercise of stock options exercisable within 60 days.

(9)	Includes 222,619 shares that he may acquire upon the exercise of stock options exercisable within 60 days.

(10)	Includes 150,000 shares that he may acquire upon the exercise of stock options exercisable within 60 days. Excludes 25,000 shares that he may acquire upon exercise of options commencing July 22, 2001.

(11)	Includes 152,500 shares that he may acquire upon the exercise of stock options exercisable within 60 days. Excludes 17,500 shares that he may acquire upon exercise of options commencing January 1, 2002

(12)	Includes 67,000 shares that he may acquire upon the exercise of stock options exercisable within 60 days. Excludes 14,000 shares that he may acquire upon exercise of options commencing January 1, 2002.

(13)	Includes all of the shares that may be acquired upon the exercise of stock options included in the table for the named individuals described in Notes (4) through (10) above.

(14)	Mr. McKinney resigned on July 7, 2000.

Certain Transactions

During 2000, we borrowed $200,000, $100,000, and $50,000 from George N. Faris, our Chairman of the Board, Donald Rynne, one of our directors, and Denis J. Fitzpatrick, our Chief Financial Officer, respectively. These loans are repayable on demand and bear interest at 12% per annum. We issued to each of these individuals options to purchase one share of common stock for each dollar borrowed. The options may be exercised prior to August 23, 2010 and have an exercise price of $0.43 per share, representing 105% of the market price of a share of our common stock on the date immediately preceding the loan. We believe that the terms of these loans were as favorable to us as we could have obtained from an unaffiliated party. As of December 31, 2000, all of the original principal amount of these notes was outstanding. As of July 21, 2001, $200,000 and $100,000 principal amount of the loans to Messrs. Faris and Rynne, respectively, remained outstanding.

During 1999 and 1998, the Company’s Chairman and CEO, Dr. George N. Faris, loaned the company an aggregate of $500,000 and $365,000, respectively, at an interest rate of 10% per annum. These loans were repaid in full within one year.

Selling Securityholders

The following table sets forth the names of the selling securityholders, the number of shares of common stock beneficially owned by each selling securityholder as of July 21, 2001, the number of shares that each selling securityholder may offer, and the number of shares of common stock beneficially owned by each selling securityholder upon completion of the offering, assuming all of the shares are sold. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with American International Petroleum Corporation or any of its predecessors or affiliates.

The selling securityholders are offering up to 89,500,000 shares of common stock by this prospectus.

GCA Strategic Investment Fund is offering:

•	87,000,000 shares GCA may acquire upon conversion of and payment of twelve months interest on our 3% convertible debentures due April 2002 at an assumed conversion price of $0.11 per share. The number of shares that GCA acquires and may resell under this prospectus depends upon the actual conversion price at the time of conversion. The actual conversion price is 90% of the average of the lowest three daily weighted average sales prices of a share of common stock for the 20 trading days prior to the date of conversion. Since there is no minimum conversion price, if the market price of the common stock declines below the assumed conversion price, the number of shares that GCA may acquire upon conversion will increase.

•	1,500,000 shares GCA may acquire upon exercise of warrants issued in connection with its purchase of our 3% convertible debentures.

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LKB Financial is offering:

•	1,000,000 shares it may acquire upon exercise of warrants issued in connection with our 3% convertible debentures.

The selling securityholders acquired $3.34 million principal amount of 3% convertible debentures and warrants to purchase shares of our common stock in a transaction exempt from the registration requirement of the Securities Act under Section 4(2) and exchanged $5,936,128 of principal and interest due on certain bridge notes due April 28, 2001for $5,936,128 principal amount of 3% convertible debentures in a transaction not requiring registration under Section 3(a)(9) of the Securities Act. All of the selling securityholders are “accredited investors”, as defined in Rule 501(a) of Regulation D.

The number of shares listed below as beneficially owned before the offering by GCA has been computed without giving effect to the terms of the 3% convertible debentures, which limits the number of shares of common stock that GCA may acquire upon conversion, to the extent the issuance of such shares of common stock would cause the holder to become the beneficial owner of more than 9.99% of the then total outstanding shares of common stock.

As of July 21, 2001, we had 162,530,577 shares of common stock outstanding. For purposes of computing the number and percentage of shares beneficially owned by each selling securityholder as of July 21, 2001, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling securityholder.

	Beneficial Ownership Of Common Stock Before			Beneficial Ownership of Common Stock
	Offering		Shares of Common	After Offering
	Number	Percent	Stock Offered	Number	Percent
GCA Strategic Investment
Fund Limited (1)	103,082,631 (2)	38.8%	88,500,000	14,582,631	8.2%
c/o Prime Management Ltd.
12 Church Street
Hamilton, Bermuda HM11

LKB Financial LLC (3)	2,330,050	*	1,000,000	1,330,050	*
106 Colony Park Drive
Suite 900
Cumming, Ga. 30040

*	Less than one percent (1%).

(1)	GCA is the ultimate beneficial owner of the shares owned by GCA and, through its board of directors, has the sole voting power to vote the shares. Prime Management Limited, a Bermuda corporation located in Bermuda has sole voting power with respect to the shares owned by GCA. Joe Kelly, a Bermuda resident, has the sole voting power over Prime Management. Global Capital Advisors Ltd., GCA’s investment advisor located in Georgia, together with GCA’s board of directors, has the sole investment decision authority over the shares owned by GCA. GCA is an affiliate of LKB Financial.

(2)	Includes the approximate amount of shares which GCA may acquire upon conversion of 750 shares of series A preferred stock, conversion of $9,226,128 principal amount and payment of 12 months interest on 3% convertible debentures at an assumed conversion price of $0.11 per share, and from exercise of 3,392,631 warrants it currently holds.

(3)	Lewis Lester and Michael Brown have shared voting and dispositive power with respect to the shares owned by LKB Financial. LKB Financial is an affiliate of GCA.

The shares of common stock offered by GCA and LKB under this prospectus have been registered in accordance with registration rights that we have granted to them. We have agreed to pay all registration and filing fees, printing expenses, blue sky fees, if any, and fees and disbursements of our counsel. The selling securityholders have agreed to pay any underwriting discounts and selling commissions. In addition, we have agreed to indemnify GCA and LKB Financial and underwriters who may be selected by them and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. Although GCA and LKB Financial also have agreed to indemnify our officers and directors and persons controlling us against such liabilities, we have been informed that in the opinion of the SEC indemnification of those persons of liabilities under Securities Act is against public policy as expressed in the Securities Act and is therefore not enforceable.

Plan of Distribution

The selling securityholders may sell shares from time to time in public transactions, in the over-the-counter market, or private transactions, at prevailing market prices or at privately negotiated prices. They may sell their shares in the following types of transactions:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account under this prospectus

•	face-to-face transactions between sellers and purchasers without a broker-dealer

The selling securityholders also may sell shares that qualify under Section 4(1) of the Securities Act or Rule 144. As used in this prospectus, selling securityholder includes donees, pledges, distributees, transferees and other successors in interest of the selling securityholders named in this prospectus.

In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may sell shares short and deliver the shares to close out such short positions. The selling securityholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell under this prospectus. The selling securityholders also may pledge the shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. Any broker-dealer that acts as an agent for the purchaser may receive compensation from the purchaser.

Broker-dealers may agree with a selling securityholder to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for such selling securityholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling securityholder.

Broker-dealers who acquire shares of common stock as principal may then resell such shares from time to time in transactions in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then current market price or in negotiated transactions and, in connection with such resales, may pay or receive from the purchasers of such shares commissions as described above.

Information as to whether underwriters who may be selected by the selling securityholders, or any other broker-dealer, is acting as principal or agent for the selling securityholders, the compensation to be received by them, and the compensation to be received by other broker-dealers, in the event such compensation is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling securityholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

Description Of Securities

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.08 par value per share, and 7,000,000 shares of “blank check” preferred stock, par value $0.01 per share. As of June 21, 2001, 162,530,577 shares of common stock were outstanding and 2,500 shares of series A preferred stock were outstanding.

The following are brief descriptions of our securities as of June 21, 2001. The rights of the holders of shares of capital stock are established by our articles of incorporation, as amended, our by-laws and Nevada law. The following statements do not purport to be complete or give full effect to statutory or common law, and are subject in all respects to the applicable provisions of the articles of incorporation, by-laws and state law.

Common Stock

Holders of our common stock are entitled to one vote per share, and subject to the rights of holders of preferred stock, to receive dividends when, as and if declared by our Board of Directors and to share ratably in our assets legally available for distribution to holders of common stock in the event of the liquidation, dissolution or winding up of our company. Holders of the common stock do not have subscription, redemption, conversion or preemptive rights.

Each share of common stock is entitled to one vote on any matter submitted to shareholders, including the election of directors. The Board is empowered to fill any vacancies on the Board created by the resignation of Directors. Except as otherwise required by the Nevada law, all shareholder action (other than the election of the Directors, who are elected by a plurality vote) is subject to approval by a majority of the shares of common stock present at a shareholders’ meeting at which a quorum (a majority of the issued and outstanding shares of the common stock) is present in person or by proxy, or by written consent pursuant to Nevada law. All shares of common stock outstanding are fully paid and non-assessable.

Options and Warrants

Options. We have outstanding options to purchase an aggregate of 6,821,933 shares of common stock, at exercise prices ranging from $0.13 to $2.00, which expire at various dates from 2005 to 2010.

Warrants. We have outstanding warrants to purchase an aggregate of 13,830,926 shares of common stock, at exercise prices ranging from $0.13 to $3.00, which expire at various dates through 2005.

Preferred Stock

We are authorized to issue up to 7,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, the Board of Directors is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

Our Board of Directors has authorized the issuance of up to 18,000 shares of series A convertible preferred stock. Each share of our series A convertible preferred stock has a stated value of $1,000 and is convertible into shares of our common stock at a conversion price equal to 92% of the average of the lowest three daily weighted average sales prices of our common stock during the 20 trading days prior to the date of conversion. The number of shares of common stock that may be acquired upon conversion is determined by dividing the stated value of the number of shares of series A convertible preferred stock to be converted by the conversion price. Since there is no minimum conversion price, there is no limitation on the number of shares of common stock that holders of series A convertible preferred stock may acquire upon conversion.

As of July 21, 2001, we had sold a total of 8,750 shares of our series A convertible preferred stock to GCA for a total purchase price of $8,250,000. As of July 21, 2001 GCA had converted 8,000 shares of series A convertible preferred stock into an aggregate of 48,367,933 shares of common stock. GCA has sold all of those shares of common stock.

The certificate of designations creating the series A convertible preferred stock limits the number of shares of common stock that may be acquired upon conversion of the series A convertible preferred stock to the extent the issuance of such shares of common stock would cause the holder requesting conversion to become the beneficial owner of more than 9.99% of the then total outstanding shares of common stock.

We must redeem the outstanding shares of series A convertible preferred stock for cash within 10 business days after the occurrence of one or more of the following events:

•	August 21, 2003, the second anniversary of the date upon which shares of series A convertible preferred stock were first sold under the purchase agreement.

33

•	A “change in control” of our company.

•	A consolidation, merger or amalgamation of our company.

•	Our failure to have the registration statement for the resale of the shares of common stock that may be acquired upon conversion of the series A convertible preferred stock declared effective, or our failure to maintain the effectiveness of that registration statement, after specified periods of time, or our failure to register a sufficient number of shares for conversion of the series A convertible preferred stock.

•	Our failure to obtain stockholder approval in accordance with the corporate governance rules of the Nasdaq Stock Market for the issuance upon conversion of shares of series A convertible preferred stock and exercise of warrants issued under the purchase agreement of more than 19.99% of the outstanding shares of common stock on the date of the purchase agreement within 40 days after the date upon which we have issued the maximum number of shares that may be issued without obtaining such stockholder approval. Since our common stock does not qualify for inclusion on the Nasdaq Stock Market, this limitation no longer applies.

•	Our failure to pay, when due, the principal amount or accrued interest on our outstanding bridge notes held by GCA. In April 2001 all of these notes were exchanged for 3% convertible debentures.

•	The suspension or delisting of trading in our common stock, unless within 10 trading days of such suspension or delisting the common stock is listed and approved for trading on the New York Stock Exchange, the American Stock Exchange, the Nasdaq SmallCap Market or the OTC Bulletin Board.

The redemption price is an amount equal to the number of shares of common stock that could be acquired upon conversion of the outstanding shares of series A convertible preferred stock times the average closing bid price of our common stock for the five trading days preceding the event causing the redemption.

Shares Eligible for Future Sale

As of July 21, 2001, we had 162,530,577 shares of common stock outstanding, of which only 159,343,364 shares of common stock are transferable without restriction under the Securities Act. The remaining 3,187,213 shares, issued in private transactions, are “restricted securities”, as that term is defined in Rule 144 promulgated under the Securities Act, which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of our company, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the common stock is quoted on Nasdaq or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of our company for at least three months, and who has beneficially owned restricted securities for at least two years is entitled to sell such restricted securities under Rule 144 without regard to any of the limitations described above. In addition,

•	An indeterminate number of shares may be acquired upon conversion of the outstanding $5,447,000 principal amount of our 5% convertible debenture due February 18, 2004, since there is no minimum conversion price. At an assumed conversion price of $0.11 per share, the holder of the 5% debenture could acquire 55,295,303 shares of common stock upon conversion of, and payment of 28 months accrued interest on, the 5% debenture, representing approximately 34.0% of the shares outstanding as of July 21, 2001.

•	An indeterminate number of shares may be acquired by GCA Strategic Investment Fund Limited upon conversion of the 750 shares of series A convertible preferred stock it currently holds, since there is no minimum conversion price. If GCA converts all 750 shares of series A convertible preferred stock at an assumed conversion price of $0.11 per share, we will issue 6,818,182 shares of common stock, representing approximately 4.1% of the shares outstanding on July 21, 2001.

•	An indeterminate number of shares may be acquired upon conversion of the outstanding $9,276,128 principal amount of our 3% convertible secured debentures due April 2002, since there is no minimum conversion price. At an assumed conversion price of $0.11 per share, the holder of the debentures could acquire 86,858,289 shares of common stock upon conversion of, and payment of 12 months interest on, the debentures, representing 53.4% of the shares outstanding as of July 21, 2001.

34

•	13,830,926 shares may be acquired upon exercise of outstanding warrants, representing approximately 9.1% of the shares outstanding as of July 21, 2001.

•	6,821,933 shares may be acquired upon exercise of outstanding options, representing approximately 4.5% of the shares outstanding as of July 21, 2001.

Dividend Policy

Since we have never paid any dividends on our common stock and we do not anticipate paying such dividends in the foreseeable future. We intend to retain earnings, if any, to finance our operations.

Reports to Shareholders

We distribute to our shareholders annual reports containing financial statements audited and reported upon by our independent certified public accountants after the end of each fiscal year, and makes available such other periodic reports as we deem to be appropriate or as may be required by law or by the rules or regulations of any stock exchange on which our common stock is listed. Our fiscal year end is December 31.

Transfer Agent and Warrant Agent

Transfer Online, Portland, Oregon, is the transfer agent for our common stock.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock to be sold under this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document we have filed. You may inspect the registration statement, including exhibits, without charge at the principal office of the SEC in Washington, D.C. You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, or at the SEC’s regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can also obtain copies of this material at prescribed rates by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a website at that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

Legal Matters

The validity of the shares of common stock offered by the prospectus has been passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Members of Snow Becker Krauss P.C. own 144,518 shares of common stock, all of which were issued for legal fees and disbursements.

Experts

The consolidated financial statements as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of Hein + Associates LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report of Hein + Associates LLP contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as set forth in Note 2 to our consolidated financial statements.

Index to Consolidated Financial Statements

(a)	Documents Filed as Part of the Report

(1)	Financial Statements	Page No.
Audited Financial Statements:
	Reports of Independent Accountants	F-1
Consolidated Balance Sheet
	December 31, 2000 and 1999	F-2
Consolidated Statement of Operations
	Years Ended December 31, 2000, 1999, and 1998	F-3
Consolidated Statement of Cash Flows
	Years Ended December 31, 2000, 1999, and 1998	F-4
Consolidated Statement of Changes in Stockholder’s Equity
	Year Ended December 31, 2000	F-5
	Year Ended December 31, 1999	F-6
	Year Ended December 31, 1998	F-7
	Notes to Consolidated Financial Statements	F-8
	Supplementary Oil and Gas Information	F-25

Unaudited Consolidated Financial Statements:
Consolidated Balance Sheet
	at March 31, 2001 and March 31, 2000	F-27
Consolidated Statements of Operations
	Three Months Ended March 31, 2001 and March 31, 2000	F-28
Consolidated Statements of Cash Flow
	Three Months Ended March 31, 2001 and March 31, 2000	F-29
Consolidated Statements of Changes in Stockholder’s Equity
	Three Months Ended March 31, 2001	F-30
	Three Months Ended March 31, 2000	F-31
Notes to Condensed Consolidated Financial Statements
	March 31, 2001	F-32

(7)	Financial Statement Schedules

	Independent Auditor’s Report on Schedule	F-33
	Valuation and Qualifying Accounts	F-34

36

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders American International Petroleum Corporation

We have audited the accompanying consolidated balance sheets of American International Petroleum Corporation and Subsidiaries as of December 31, 2000 and 1999, and related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American International Petroleum Corporation and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

The Company reported a net loss of approximately $24.9 million in 2000 and $14.9 million during 1999, has commitments to fund the operations of its Kazakhstan subsidiary (see Note 10) and has a working capital deficit of approximately $8.2 million at December 31, 2000. These matters raise a substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are discussed in Note 2 to the financial statements.

As of December 31, 2000, the Company has costs capitalized in the accompanying balance sheet of approximately $21,700,000 relating to unevaluated oil and properties in Kazakhstan and approximately $31,000,000 relating to its refineries. At the present time, the Company has no commercially feasible means of transporting any oil and gas production it may produce from the Kazakhstan properties and does not have the financial resources to develop these properties. Should the Company be unable to obtain the capital necessary to develop the Kazakhstan properties or be unable to develop a commercially feasible means of transporting the oil and gas production the Company may develop, the carrying value of these properties will likely become impaired. Should the Company be unable to initiate profitable operations at the refinery, the carrying value of the refinery properties will also likely become impaired.

HEIN + ASSOCIATES, LLP
Houston, Texas
March 23, 2001

AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	December 31, 2000	December 31, 1999
Assets
Current assets:
Cash and cash equivalents	$ 684,603	$ 1,753,707
Accounts and notes receivable, net	392,741	497,553
Inventory	156,110	723,088
Deferred financing costs	2,211	130,727
Prepaid expenses	614,958	793,956

Total current assets	1,850,623	3,899,031

Property, plant and equipment:
Unevaluated oil and gas properties	21,681,343	31,556,376
Evaluated oil and gas properties	12,546,295	—
Refinery property and equipment	38,001,917	37,999,682
Other	1,081,974	1,005,886

	73,311,529	70,561,944
Less - accumulated depreciation, depletion,
amortization and provision for impairment	(20,906,133)	(6,470,672)

Net property, plant and equipment	52,405,396	64,091,272
Notes receivable, less current portion	575,112	1,252,696
Other long-term assets, net	167,291	415,270

Total assets	$ 54,998,422	$ 69,658,269

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debentures	$ 5,787,500	$ 2,223,500
Notes payable - officers and directors	350,000	—
Notes payable - trade	940,673	1,736,831
Accounts payable	1,469,498	3,641,886
Accrued liabilities	1,525,098	1,301,472

Total current liabilities	10,072,769	8,903,689
Long-term debt	5,565,395	11,984,592

Total liabilities	15,638,164	20,888,281

Commitments and contingent liabilities (Notes 10 and 16)	—	—
Minority Interest Liability	305,956	305,956
Redeemable preferred stock, par value $0.01, 7,000,000
shares authorized, 1,250 and 0 shares issue and outstanding
at December 31, 2000 and December 31, 1999, respectively	1,186,751	—
Stockholders’ Equity:
Common stock, par value $.08, 200,000,000 shares
authorized, 132,524,318 and 91,282,773 shares issued and
outstanding at December 31, 2000 and December 31, 1999,
respectively	10,601,945	7,302,621
Additional paid-in capital, common stock	156,234,428	145,605,966
Common stock issued as collateral, held in escrow	(162,500)	(1,065,938)
Accumulated deficit	(128,806,322)	(103,378,617)

Total stockholders’ equity	37,867,551	48,464,032

Total liabilities and stockholders’ equity	$ 54,998,422	$ 69,658,269

The accompanying notes are an integral part of these consolidated financial statements. F-2

AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2000	1999	1998
Revenues:
Refinery operating revenues	$ 3,108,670	$ 8,137,867	$ 11,394,009
Other	165,350	214,171	460,597

Total revenues	3,274,020	8,352,038	11,854,606
Expenses:
Costs of goods sold - refinery	4,243,468	8,670,760	11,281,139
General and administrative	6,777,249	6,367,857	5,097,468
Depreciation, depletion and
amortization	1,844,942	1,730,710	813,088
Interest	2,746,293	6,500,579	1,912,949
Realized and unrealized loss on marketable securities	—	—	359,325
Provision for impairment of oil and gas properties	12,546,295	—	1,493,750

Total expenses	28,158,247	23,269,906	20,957,719

Net loss	(24,884,227)	(14,917,868)	(9,103,113)
Incremental yield on preferred stock	543,478	—	—

Net loss applicable to common stockholders	$(25,427,705)	$(14,917,868)	$(9,103,113)

Net loss per share applicable to common stockholders
basic and diluted	$ (0.23)	$ (0.20)	$ (0.17)

Weighted-average number of shares
of common stock outstanding	109,386,878	72,855,230	53,741,498

The accompanying notes are an integral part of these consolidated financial statements. F-3

AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2000	1999	1998
Cash flows from operating activities:
Net loss	$(24,884,227)	$(14,917,868)	$(9,103,113)
Adjustments to reconcile net loss to net
cash provided (used) by operating activities:
Incremental yield on preferred stock	(543,478)
Depreciation, depletion, amortization, accretion of
discount on debt and provision for impairment	16,225,969	5,716,550	2,472,751
Accretion of premium on notes receivable	(22,416)	(50,604)	(208,886)
Provision for bad debts	—	—	1,493,750
Realized and unrealized loss on marketable securities	—	—	359,325
Non-cash provision for services	20,000	468,220	255,814
Issuance of stock for compensation expense	306,790	186,233	196,900
Changes in assets and liabilities:
Accounts and notes receivable	104,812	50,889	1,313,816
Inventory	566,978	831,606	(798,974)
Prepaid and other	178,998	(86,466)	426,060
Accounts payable and accrued liabilities	(22,638)	495,021	2,968,458

Net cash used in operating activities	(8,069,212)	(7,306,419)	(624,099)

Cash flows from investing activities:
Additions to oil and gas properties	(2,627,038)	(5,980,341)	(8,512,328)
Additions to refinery property and equipment	(2,235)	(800,974)	(8,578,049)
Proceeds from sales of marketable securities	—	—	376,633
(Increase) decrease to other long term assets	557,914	(752,988)	(592,444)

Net cash used in investing activities	(2,071,359)	(7,534,303)	(17,306,188)

Cash flows from financing activities:
Net increase in short-term debt	3,402,236	2,500,000	—
Net increase (decrease) in notes payable	(796,158)	11,481	1,725,350
Net increase (decrease) in notes payable - officers	350,000	(266,850)	266,850
Repayments of long-term debt	—	(3,500,000)
Proceeds from exercise of stock options and warrants, net	189,138	768,877	738,482
Proceeds from sale of preferred stock	5,926,251	—
Proceeds from sale of common stock	—
Proceeds from issuance of debentures, net	—	16,704,176	11,855,000

Net cash provided by financing activities	9,071,467	16,217,684	14,585,682

Net increase (decrease) in cash and cash equivalents	(1,069,104)	1,376,962	(3,344,605)
Cash and cash equivalents at beginning of year	1,753,707	376,745	3,721,350

Cash and cash equivalents at end of year	$ 684,603	$ 1,753,707	$ 376,745

The accompanying notes are an integral part of these consolidated financial statements. F-4

AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock		Additional paid-in	Common Stock Held In	Accumulated
	Shares	Amount	capital	Escrow	deficit	Total
Balance, January 1, 2000	91,282,773	$ 7,302,621	$ 145,605,966	$(1,065,938)	$(103,378,617)	$ 48,464,032
Conversions of debentures	14,941,073	1,195,286	5,656,829	—	—	6,852,115
Issuance of stock in lieu of current liabilities	2,402,253	192,180	1,225,663	508,282	—	1,926,125
Issuance of stock for compensation and services	536,013	42,881	283,909	—	—	326,790
Issuance of stock options and warrants	—	—	254,077	—	—	254,077
Options and warrants exercised	1,558,340	124,667	64,471	—	—	189,138
Stock issued and adjustment to value of stock
previously issued for collateral on debt	300,000	24,000	(419,156)	395,156	—	—
Preferred stock converted into common stock	21,503,866	1,720,310	3,562,669	—	—	5,282,979
Imputed dividend on convertible preferred stock	—	—	—	—	(543,478)	(543,478)
Net loss for the period	—	—	—	—	(24,884,227)	(24,884,227)

Balance, December 31, 2000	132,524,318	$10,601,945	$ 156,234,428	$ (162,500)	$(128,806,322)	$ 37,867,551

The accompanying notes are an integral part of these consolidated financial statements. F-5

AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock		Additional paid-in	Common Stock	Accumulated
	Shares	Amount	capital	Held In Escrow	deficit	Total
Balance, January 1, 1999	65,992,328	$5,279,385	$129,711,531	—	$(88,460,749)	$ 46,530,167
Conversions of debentures	17,574,305	1,405,944	6,196,429	—	—	7,602,373
Issuance of stock in lieu of current
liabilities	1,798,968	143,917	1,329,796	—	—	1,473,713
Issuance of stock for compensation	223,919	17,914	168,319	—	—	186,233
Issuance of stock and options for services	425,000	34,000	434,220	—	—	468,220
Issuance of stock for property and
equipment	2,090,000	167,200	1,685,166	—	—	1,852,366
Issuance of stock options and warrants	—	—	1,455,835	—	—	1,455,835
Options and warrants exercised	1,283,253	102,661	666,216	—	—	768,877
Imputed interest on debentures
convertible at a discount to market	—	—	3,044,116	—	—	3,044,116
Issuance of stock for collateral on debt	1,895,000	151,600	914,338	(1,065,938)	—	—
Net loss for the year	—	—	—	—	(14,917,868)	(14,917,868)

Balance, December 31, 1999	91,282,773	$7,302,621	$145,605,966	(1,065,938)	$(103,378,617)	$ 48,464,032

The accompanying notes are an integral part of these consolidated financial statements F-6

AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’EQUITY

	Common stock		Additional paid-in	Accumulated
	Shares	Amount	capital	deficit	Total
Balance, January 1, 1998	48,436,576	$3,874,926	$107,987,091	$(79,357,636)	$ 32,504,381
Conversions of Debentures	13,794,032	1,103,521	14,422,859	—	15,526,380
Issuance of stock in lieu of current
liabilities	1,506,347	120,508	1,549,209	—	1,669,717
Issuance of stock for compensation	50,000	4,000	192,900	—	196,900
Issuance of stock and options for services	100,000	8,000	247,814	—	255,814
Issuance of stock for refinery property and
equipment - Regulation S Offering	1,500,000	120,000	1,567,500	—	1,687,500
Issuance of stock options and warrants	—	—	936,459	—	936,459
Options and warrants exercised	605,373	48,430	690,052	—	738,482
Imputed interest on debentures
convertible at a discount to market	—	—	2,117,647	—	2,117,647
Net loss for the year	—	—	—	(9,103,113)	(9,103,113)

Balance, December 31, 1998	65,992,328	$5,279,385	$129,711,531	$(88,460,749)	$ 46,530,167

The accompanying notes are an integral part of these consolidated financial statements F-7

AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — GENERAL, ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

American International Petroleum Corporation (the “Company”) was incorporated in the State of Nevada and, through its wholly-owned subsidiaries, is the owner of a refinery in Lake Charles, Louisiana, which processes and sells asphalt into the Gulf Coast asphalt market and has capability to refine other crude oil products, such as vacuum gas oil, naphtha and diesel, a refinery and terminal in St. Marks, Florida, which it utilizes as a distribution facility to market some of its asphalt, a 26,000 barrel asphalt transport barge, a 100% working interest in a gas concession, and a 70% working interest in an oil and gas concession in Kazakhstan, respectively. The Company is also seeking domestic and international oil and gas properties and projects.

Sale of Subsidiaries

On February 25, 1997, the Company sold all of the issued and outstanding common stock of two of its wholly-owned subsidiaries, American International Petroleum Corporation of Colombia (“AIPCC”) and Pan American Petroleum Corporation (“PAIPC”) to Mercantile International Petroleum Inc. (“MIP”). Consequently, all references to these subsidiaries herein are presented in the past tense.

The assets of AIPCC and PAIPC consisted of oil and gas properties and equipment in South America with an aggregate net book value of approximately $17.9 million. The total aggregate purchase price payable by MIP for the Purchased Shares was valued at up to approximately $20.2 million, determined as follows:

(a) Cash payments of approximately $3.9 million, of which approximately $2.2 million was paid simultaneously with the closing to retire the Company’s 12% Secured Debentures due December 31, 1997, which were secured by the Company’s shares of AIPCC, (b) assumption of AIPCC and PAIPC debt of an aggregate amount of $634,000, (c) 4,384,375 shares of MIP Common Stock (the “MIP Shares”) with a trading price of approximately $2.00 per share on the date the parties agreed in principle to the sale, (d) a two-year $3 million 5% exchangeable subordinated debenture of AIPCC (the “Exchangeable Debenture”), exchangeable into shares of common stock of MIP on the basis of $3 principal amount of such debenture for one share of MIP on or after February 25, 1998; or Registrant may demand payment on that date of $1.5 million of the principal balance thereof, (e) a $1.4 million “performance earn-out” from future production in Colombia, plus interest at 8% per annum, (f) up to $2.5 million (reduced proportionately to the extent the Net Operating Loss and Deferred Cost Deductions accrued by AIPCC through December 31, 1996 (“Accrued Tax benefit Deductions”) is less than $50 million but more than $20 million (payable from 25% of AIPCC’s future tax savings related to Accrued Tax Benefit Deductions, if any, available to AIPCC on future tax filings in Colombia). In January 1998, the Company demanded payment of $1.5 million in principal, which was received by the Company in February 1998.

The purchase price included an aggregate of approximately $2.5 million in payments from MIP in connection with MIP’s future potential tax savings in Colombia and $3 million of long and short-term notes at face value (not discounted to present value). Taking into consideration the $2.5 million tax payments, which were not recorded because of their contingent nature, and the discounted portion of the notes of approximately $452,000, the Company recorded an aggregate loss of approximately $564,000 on the sale of the subsidiaries.

Joint Venture

In July 2000, the refinery formed a joint venture with Sargeant Bulktainers, Inc. Their role in the joint venture is to provide it with asphaltic crude oil feedstocks and bulk asphalt supply. The refinery’s role is to provide asphalt blending, storage, marketing services and retail rack facilities. After product and operating costs the joint venture partners generally share profits on a 50-50 basis. The refinery accounts for the joint venture on the equity method of accounting.

Principles of consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries, American International Refinery, Inc. (“AIRI”), American International Marine, Inc. (“AIM”), St. Marks Refinery, Inc. (“SMR”) American International Petroleum Kazakhstan (“AIPK”), American Eurasia Petroleum Corporation (“AEPC”), American International Petroleum Corporation Holding, Inc. (“AIPC Holdings), AIPCC, PAIPC, and Gulf Coast Petroleum Trading, Inc. (“GCPT”). American International Petroleum Kazakhstan owns 70% of the stock of MED Shipping Usturt Petroleum Ltd. (“MSUP”), a Kazakhstan corporation and includes MSUP in its consolidated financial statements.

Intercompany balances and transactions are eliminated in consolidation.

Cash and cash equivalents

All liquid short-term instruments purchased with original maturities of three months or less are considered cash equivalents

Inventory

Inventory consists of crude oil and asphalt feedstock. Crude oil and asphalt feedstocks are stated at the lower of cost or market value by using the first-in, first-out method.

Property, plant and equipment

Oil and gas properties

The Company follows the full cost method of accounting for exploration and development of oil and gas properties, whereby all costs incurred in acquiring, exploring and developing properties are capitalized, including estimates of abandonment costs, net of estimated equipment salvage costs. No costs related to production, general corporate overhead, or similar activities have been capitalized. Individual countries are designated as separate cost centers. All capitalized costs plus the undiscounted future development costs of proved reserves are depleted using the unit-of-production method based on total proved reserves applicable to each country. Under the full cost method of accounting, unevaluated property costs are not amortized. A gain or loss is recognized on sales of oil and gas properties only when the sale involves significant reserves. Costs related to acquisition, holding and initial exploration of concessions in countries with no proved reserves are initially capitalized and periodically evaluated for impairment. We identified an impairment of oil and gas properties of $12,546,295 during 2000.

Costs not subject to amortization:

The following table summarizes the categories of cost, which comprise the amount of unproved properties not subject to amortization.

	December 31,
	2000	1999	1998
Kazakhstan:
Acquisition Cost	$ 11,724,477	$11,724,477	$11,724,477
Exploration Cost	21,722,622	19,072,440	10,748,427
Less impairment	(12,546,295)	—	—

Other
Acquisition cost	780,539	759,459	965,982

	$ 21,681,343	$31,556,376	$23,438,886

Acquisition costs of unproved properties not subject to amortization at December 31, 2000, 1999 and 1998, respectively, consists mainly of lease acquisition costs related to unproved areas. The period in which the amortization cost of the Kazakhstan properties will commence is subject to the results of the Company’s exploration program, which began in 1999. Certain geological and general and administrative costs are capitalized into the cost pools of the country cost centers. Such costs include certain salaries and benefits, office facilities, equipment and insurance. Capitalized geological and general and administrative costs for Kazakhstan and the other category totaled $2,671,262, $8,117,490, and $11,164,180 for 2000, 1999 and 1998, respectively.

The net capitalized costs of oil and gas properties for each cost center, less related deferred income taxes, are expensed to the extent they exceed the sum of (i) the estimated future net revenues from the properties, discounted at 10%, (ii) unevaluated costs not being amortized; and (iii) the lower of cost or estimated fair value of unproved properties being amortized; less (iv) income tax effects related to differences between the financial statement basis and tax basis of oil and gas properties.

Property and equipment —other than oil and gas properties

Property and equipment are carried at cost and include interest on funds borrowed to finance construction. Capitalized interest was $547,786 and $7,055,340 in 1999 and 1998, respectively. No interest was capitalized in 2000. Depreciation and amortization are calculated under the straight-line method over the anticipated useful lives of the assets, which range from 5 to 25 years. Major additions are capitalized. Expenditures for repairs and maintenance are charged against earnings. Depreciation, depletion and amortization expense on property and equipment were $1,844,942, $1,730,710, and $813,088 for the years ended December 31, 2000, 1999 and 1998, respectively.

Revenue recognition

Oil and gas production revenues are recognized at the time and point of sale after the product has been extracted from the ground. Pipeline fees are recognized at the time and point of expulsion of the product from the pipeline. Refinery revenues are recognized upon delivery.

Discounts and premiums

Discounts and premiums on accounts and notes receivables and notes payable are amortized as interest expense or income over the life of the instrument on the interest method.

Earnings per share

Earnings per share of common stock are based on the weighted-average number of shares outstanding. Basic and diluted earnings per share were the same for all years presented. Options and warrants to purchase 14,541,161, 13,202,753 and 7,100,681 shares of common stock at various prices were outstanding at December 31, 2000, 1999 and 1998, respectively, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

	For the Year Ended December 31, 2000
	Net Income (Loss) (Numerator)	Weighted Average Shares	Per Share Amount
Basic EPS:
Loss available to	$(25,427,705)	109,386,878	$(0.2	3)
Common Shareholders

Effect of Dilutive Securities
Warrants and Options (1)(2)	—	—	—

Diluted EPS:
Loss available to
Common Shareholders	$(25,427,705)	109,386,878	$(0.2	3)

(1) The effect of these shares in the Dilutive EPS were not reflected on the face of the Statement of Operations as they were anti-dilutive in accordance with paragraph 13, of SFAS 128.

(8)	Options and warrants to purchase 14,541,161 shares of common stock at various prices were outstanding at December 31, 2000, but were not included in the computation of diluted EPS because the exercise price was greater than the average market price of the common shares.

Foreign currency

Foreign currency transaction gains and losses are included in the consolidated statement of operations. The Company does not engage in hedging transactions to reduce the risk of foreign currency exchange rate fluctuations and has not experienced significant gains or losses related to such events. The functional currency of the AIPK subsidiary is U.S. dollars, as the Company negotiates all transactions based upon U.S. dollar-equivalents and the Company is providing all of the funding requirements of AIPK. The Company anticipates little, if any, currency and exchange risks during the initial three to five years of its operations in Kazakhstan due to the Company negotiating all transactions in U.S. dollars. Any revenues generated from Kazakhstan during this period are planned to be reinvested in the Company’s projects in Kazakhstan. Subsequently, the Company will be exposed to the currency and exchange risks, which typically present themselves in the Confederate of Independent States (“CIS”) countries.

New Accounting Pronouncements

The FASB issued Statement of Financial Accounting Standards (SFAS) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The statement provides guidance for determining whether a transfer of financial assets should be accounted for as a sale or a secured borrowing, and whether a liability has been extinguished. The Statement is effective for recognition and reclassification of collateral and for disclosures which relate to securitization transactions and collateral for fiscal years ending December 15, 2000. The Statement will be come effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The initial application of SFAS No. 140 will not have a material impact to the Company’s results of operations and financial position.

The FASB issued Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.” This interpretation modified the practice of accounting for certain stock award agreements and was generally effective beginning July 1, 2000. The initial impact of this interpretation on the Company’s results of operations and financial position was not material.

The FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This was followed in June 2000 by the issuance of SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” which amends SFAS No. 133. SFAS No. 133 and 138 establish accounting and reporting standards for derivative financial instruments. The standards will be recorded each period in earnings if the derivative is not a hedge. If a derivative is a hedge, changes in the fair value of the derivative will either be recognized in earnings along with the change in the fair value of the hedged asset, liability or firm commitment also recognized in earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. For a derivative recognized in other comprehensive income, the ineffective portion of the derivative’s change in fair value will be recognized immediately in earnings. The initial application of SFAS No. 133 and 138 will not have a material impact on the Company.

The Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements”, to provide guidance for revenue recognition issues and disclosure requirements. Subsequently the SEC issued SAB No. 101A, “Amendment: Revenue Recognition in Financial Statements:, SAB No. 101B, “Second Amendment: Revenue Recognition in Financial Statements; which ultimately delayed implementation to the fourth quarter of fiscal years beginning after December 15, 1999. SAB No. 101 covers a wide range of revenue recognition topics and summarizes the staff’s interpretations on the application of generally accepted accounting principles to revenue recognition. The Company does not believe this standard will have a material impact on the company’s consolidated financial position, results of operations or cash flows.

Deferred charges

The Company capitalizes certain costs, primarily commissions and legal fees, associated with the offering and sale of debentures. Such costs are amortized as interest expense over the life of the related debt instrument. Debenture costs of $1,998,732, $1,618,415, and $1,126,930 were amortized in the years 2000, 1999, and 1998, respectively.

Stock-based compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” defines a fair value based method of accounting for an employee stock option or similar equity instrument or plan. However, SFAS No. 123 allows an entity to continue to measure compensation costs for these plans under APB 25. The Company has elected to account for employee stock compensation plans as provided under APB 25 and to adopt the disclosure provisions of SFAS 123.

Fair Value of Financial Instruments

The fair value of financial instruments, primarily accounts receivable, accounts payable and notes payable, debentures, and preferred stock, closely approximate the carrying values of the instruments due to the short-term maturities or recent issuance of such instruments.

Comprehensive Income (Loss)

Comprehensive income is defined as all changes in stockholders’ equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company’s comprehensive income (loss) was equal to its net income (loss) for all periods presented in these financial statements.

Long Lived Assets

The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the related reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the estimates are reasonable. The Company’s financial statements are based on a number of significant estimates including the valuation of unevaluated oil and gas properties which are the basis for the calculation of impairment of oil and gas properties. Because estimates of fair value of unproven reserves are inherently imprecise, it is reasonably probable that the estimates of fair value associated with the concessions in Kazakhstan will materially change during the next year.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Accounting for Income Taxes

The Company uses the asset and liability approach for financial accounting and reporting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

NOTE 2 — MANAGEMENT PLANS

The Company reported a net loss of approximately $24.9 million during 2000, of which approximately $16.6 million represented non-cash items, and has commitments to fund the operations of its Kazakhstan subsidiary (see Note 10), $7.1 million of non-convertible secured debt, and has convertible debentures totaling approximately $6.7 million (see Note 6 and 7), which may or may not be converted to common stock, that mature in 2004. As of December 31, 2000, the Company had $8.2 million of negative working capital including, as of March 23, 2001, approximately $5.8 million in bridge notes due on April 28, 2001. However, the lender has offered to renegotiate these notes if the Company is unable to repay them when due. The Company intends to be very conservative with its spending overseas during 2001. As of March 2001, the Company’s existing working capital was insufficient to provide all the funds it requires to complete its minimum work program in Kazakhstan during 2001. However, in the past, the Company has negotiated reductions and deferrals of its minimum requirements in Kazakhstan and believes that, if necessary, it can do so again. The Company plans to negotiate a two-year extension of the Exploration Contract which is due to expire in November 2001. The Company’s reservoir development studies, which have been verified by Ryder Scott Company L.P., a Houston-based petroleum consulting firm, indicate the presence of a significant amount of recoverable gas reserves at the Company’s License 1551. The Company has been negotiating with several foreign and domestic oil and gas companies regarding a sale of up to 75% of its ownership interest in License 1551. All have indicated an interest in pursuing a purchase if the Company can conclude a gas sales agreement. The Company hopes to sign a gas sales and/or transportation agreement in 2001, which will enhance the Company’s ability to classify its gas reserves as “proved” reserves, thereby providing it with a borrowing base for development and working capital. The proceeds derived from the sale of a portion of License 1551 and/or the Borrowing Base should provide the Company with the necessary capital to fund its existing obligations during 2001 and beyond in Kazakhstan.

During 2001 the Company initiated an agreement with Sargeant Bulktainers to process crude oil through the Company’s crude unit at Lake Charles. The agreement is expected to provide the Company with sufficient working capital to fund most of its domestic operations overhead during the year 2001 and beyond. This operation will also enable the Company to continue its asphalt operations. Management has also been seeking sources of capital to enable the Company to supplement its operating activities and to fulfill commitments which may arise in 2001 and beyond.

If the processing agreement with Sargeant continues to be implemented at the rate levels anticipated by the Parties, the resultant cash flows, when combined with those derived from the asphalt joint venture, would be sufficient to provide the Company with the necessary capital to support all of its domestic and foreign overhead. In addition, management believes the Company has several alternatives for its processing/refining operations in the event Sargeant does not continue beyond the initial one-year term of the agreement, however, there can be no assurance at this time that a replacement or alternative to Sargeant can be obtained.

As operations at the Refinery expand during 2001, the Company plans, to the extent possible, to prudently obtain bank or other conventional, non-equity financing to replace its existing convertible debt and provide the supplemental funds necessary to support its operations and minimum work program in Kazakhstan. If the Company is unable to derive the necessary working capital from the Refinery, St. Marks, AIM, the sale of a portion of its License 1551 properties, a joint venture partner in Kazakhstan to support its operations during 2001, or if it is unable to renegotiate the due dates of its bridge notes, or obtain the necessary financing to adequately supplement or provide all of its funding needs, its ability to continue operations could be materially and adversely effected. As a result, there would be substantial doubt about the Company’s ability to continue as a going concern.

NOTE 3 — ACCOUNTS AND SHORT-TERM NOTES RECEIVABLE:

Accounts and notes receivable are shown below:

	December 31,
	2000	1999
Accounts receivable - trade and joint venture	$ 392,741	$ 377,125
Current portion - Note receivable	1,493,750	1,493,750
Other	—	120,428

	1,886,491	1,991,303
Less - allowance for doubtful accounts	(1,493,750)	(1,493,750)

	$ 392,741	$ 497,553

NOTE 4 — OTHER LONG-TERM ASSETS:

Other long-term assets consist of the following:

	December 31,
	2000	1999
Note receivable - MIP (See Note 1), net of
discount of $18,651 and $69,255, respectively	$575,112	$1,252,696

NOTE 5 — ACCRUED LIABILITIES:

Accrued liabilities consist of the following:

	December 31,
	2000	1999
Accrued payroll	$ —	$ 15,935
Accrued interest	623,435	499,666
Corporate taxes	104,000	116,608
Property taxes	300,000	176,591
Sales Taxes	178,266	56,913
Other	319,397	435,759

	$1,525,098	$1,301,472

NOTE 6 — SHORT TERM DEBT

	December 31,
	2000	1999
13% - $2,500,000 secured Bridge Note - due April 28, 2001,
collateralized by the shares of the St. Marks subsidiary and certain
St. Marks real estate, effective interest rate - 13%	$2,500,000	$2,223,500

12% - $350,000 unsecured demand notes due to officers	350,000	—

Tradenotes payable —various notes due from one
month to twelve months —interest ranges from 6.5%
to 14.5%, includes $150,059 and $106,851 of interest at
December 31, 2000 and 1999, respectively —collateralized
by accounts receivable, inventory, and certain fixed assets	940,673	1,736,831

10% - $3,000,000 secured Bridge Note, due April 28, 2001,
collateralized by shares of the St. Marks subsidiary and certain
St. Marks real estate, effective interest rate 13%	1,437,500	—

13% - $1,850,000 secured Bridge Note, due April 28, 2001,
collateralized by shares of the St. Marks subsidiary and certain
St. Marks real estate, effective interest rate 13%	1,850,000	—

	$7,078,173	$3,960,331

F-13

NOTE 7 — LONG-TERM DEBT:

	December 31,
	2000	1999
6%—$7,250,000 secured convertible debenture, due
August 18, 2004, net of unamortized financing cost
Of $199,608, collateralized by the fixed assets at the
St. Marks facility, effective interest rate – 2% (2)	$ 3,250,392

5%—$10,000,000 secured convertible debenture, due
February 18, 2004, net of unamortized financing cost
of $437,050 at December 31, 2000, collateralized by the
Lake Charles facility, effective interest rate – 28% (2)	5,565,395	8,734,200

	$ 5,565,395	$11,984,592

(1) Convertible into the Company’s common stock at the average of the lowest three (3) consecutive daily weighted average sales prices of the common stock as reported by Bloomberg, LP for the twenty (20) trading days ending on the day prior to the date of conversion.

The effective interest rate as stated for debt instruments does not necessarily reflect the actual cash cost to the Company for that specific debt instrument. The effective interest rate reflects presumed incremental yield the holder of the debt instrument may derive from the discounted conversion rate of such instrument and the fair value of warrants issued to debt holders.

NOTE 8 – REDEEMABLE PREFERRED STOCK

	December 31,
	2000	1999
$1,250,000 of the Company’s preferred stock redeemable
into shares of the Company’s common stock, upon notice of
redemption, at 92% of the average of the three lowest weighted average sales price of the common stock for the twenty (20)
trading days immediately preceding the date of the related
notice of redemption, net of costs	$1,186,751	$ —

NOTE 9 — STOCK OPTIONS AND WARRANTS:

Outstanding warrants and options

At December 31, 2000, 1999, and 1998, the following warrants and options for the purchase of common stock of the Company were outstanding, which are exercisable upon demand any time prior to the expiration date.

Number of Shares Underlying Options and Warrants at December 31,
			Exercise	Expiration
2000	1999	1998	Price	Date
—	—	22,681	$2.131	July 22, 1999(3)(2)
—	—	864,000	$2.713	August 6, 1999(3)(2)
—	—	200,000	$2.000	August 24, 1999(3)(2)
—	—	1,500,000	$2.000	October 9, 1999(1)(2)
—	—	1,781,000	$0.500	December 31, 1999(1)(2)
—	—	1,210,000	$2.000	December 31, 1999(1)(2)
—	1,358,000	—	$0.500	July 31, 2000(1)
105,500	—	—	$0.500	July 31, 2005(1)
50,000	50,000	50,000	$0.500	November 1, 2005(1)
16,667	16,667	16,667	$0.413	August 20, 2001(3)
8,420	8,420	8,420	$0.406	October 31, 2001(3)
—	—	60,000	$0.398	June 6, 2002(3)
200,000	200,000	200,000	$2.000	July 30, 2002(3)
—	64,000	—	$1.200	October 6, 2002(3)
1,500,000	1,500,000	—	$2.000	October 9, 2002(3)
—	—	197,500	$3.000	October 14, 2002(3)(2)
100,000	100,000	100,000	$2.000	December 1, 2007(1)
862,500	1,400,000	1,500,000	$1.050	December 31, 2007(1)
1,400,000	1,400,000	1,400,000	$2.000	April 21, 2003(3)
—	—	118,500	$2.000	April 21, 2003(3)(2)
—	—	100,000	$2.600	April 21, 2003(3)(2)
—	—	25,000	$3.000	April 21, 2003(3)(2)
1,595,978	1,595,978	—	$2.000	April 22, 2003(3)
—	15,000	15,000	$1.375	June 29, 2003(1)(2)
684,000	782,000	782,000	$2.000	June 29, 2008(1)
—	197,500	—	$1.200	October 14, 2003(3)
2,000,000	2,000,000	—	$2.562	February 18, 2004 (3)
540,058	1,342,275	—	$0.825	March 30, 2009(1)
—	118,500	—	$1.200	April 21, 2004(3)
—	200,000	—	$1.238	July 21, 2004 (1)
712,500	712,500	—	$1.450	August 18, 2004(3)
100,000	100,000	—	$1.000	September 30, 2004(3)
50,000	50,000	—	$1.500	September 30, 2004(3)
50,000	50,000	—	$0.750	October 19, 2004(3)
375,000	375,000	—	$0.800	November 2, 2004(3)
—	400,000	—	$0.900	December 1, 2004(3)
—	250,000	—	$0.500	December 31, 2004(1)
—	250,000	—	$1.000	December 31, 2004(1)
—	50,000	—	$0.800	July 14, 2005(3)
—	300,000	—	$0.800	August 18, 2005(3)
2,997,681	—	—	$0.230	November 9, 2005 (3)
75,000	—	—	$0.123	December 27, 2005 (3)
100,000	—	—	$0.430	August 27, 2003 (3)
100,000	—	—	$0.906	December 14, 2010 (1)
350,000	—	—	$0.430	August 24, 2010 (1)
300,000	—	—	$0.550	July 10, 2010 (1)
200,000	—	—	$0.690	April 27, 2010 (1)
142,857	—	—	$1.200	July 11, 2010 (1)

14,616,161	14,885,840	10,150,768

(1)	Represents options held by employees and directors of the Company. The exercise price and expiration date of such options reflects the adjustments approved by the Company’s Board of Directors.

(2)	These options and warrants were canceled or expired, as applicable, in 1998, 1999 or 2000 as indicated in the table.

(3)	Other non-employee warrants.

     Stock option plans

1995 Plan

The Company established a 1995 Stock Option Plan (the “1995 Plan”). The 1995 Plan was approved by the Board of Directors on November 8, 1995 and by the Company’s shareholders on July 11, 1996. The 1995 Plan is administered by the Board of Directors of the Company or a Committee designated by them. Under the 1995 Plan employees, including officers and managerial or supervising personnel, are eligible to receive Incentive Stock Options (“ISO’s”) or ISO’s in tandem with stock appreciation rights (“SAR’s”), and employees, Directors, contractors and consultants are eligible to receive non-qualified stock options (“NQSO’s”) or NQSO’s in tandem with SAR’s. Options may be granted under the 1995 Plan to purchase an aggregate of 3,500,000 shares of Common Stock. If an option granted under the 1995 Plan terminates or expires without having been exercised in full, the unexercised shares subject to that option will be available for a further grant of options under the 1995 Plan. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee.

Options may not be granted under the 1995 Plan after November 7, 2005. The exercise price of the options granted under the 1995 Plan cannot be less than the fair market value of the shares of Common Stock on the date the option is granted. ISO’s granted to shareholders owning 10% or more of the outstanding voting power of the Company must be exercised at a price equal to at least 110% of the fair market value of the shares of Common Stock on the date of grant. The aggregate fair market value of Common Stock, as determined at the time of the grant with respect to which ISO’s are exercisable for the first time by any employee during any calendar year, shall not exceed $100,000. Any additional Common Stock as to which options become exercisable for the first time during any such year are treated as NQSO’s. The total number of options granted under the 1995 Plan, as of December 31, 2000 was 3,190,000.

1998 Plan

Under the Company’s 1998 Stock Option Plan (the “1998 Plan”), the Company’s employees, Directors, independent contractors, and consultants are eligible to receive options to purchase shares of the Company’s common stock. The Plan allows the Company to grant incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), and ISOs and NQSOs in tandem with stock appreciation rights(“SARs”, collectively “Options”). A maximum of 5,000,000 shares may be issued and no options may be granted after ten years from the date the 1998 Plan is adopted, or the date the Plan is approved by the stockholders of the Company, whichever is earlier. The exercise price of the Options cannot be less than the fair market value of the shares of common stock on the date the Option is granted. Options granted to individuals owning 10% or more of the outstanding voting power of the Company must be exercisable at a price equal to 110% of the fair market value on the date of the grant. The 1998 Plan was submitted to and approved by the Company’s stockholders at its annual meeting in 1998. The total number of shares granted under the 1998 Plan, as of December 31, 2000, was 3,056,965.

2000 Plan

Under the Company’s 2000 Stock Option Plan (the “2000 Plan”), the Company’s employees, Directors, independent contractors, and consultants are eligible to receive options to purchase shares of the Company’s common stock. The Plan allows the Company to grant incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), and ISOs and NQSOs in tandem with stock appreciation rights(“SARs”, collectively “Options”). A maximum of 5,000,000 shares may be issued and no options may be granted after ten years from the date the 2000 Plan is adopted, or the date the Plan is approved by the stockholders of the Company, whichever is earlier. The exercise price of the Options cannot be less than the fair market value of the shares of common stock on the date the Option is granted. Options granted to individuals owning 10% or more of the outstanding voting power of the Company must be exercisable at a price equal to 110% of the fair market value on the date of the grant. The 2000 Plan was submitted to and approved by the Company’s stockholders at its annual meeting in 2000. There were no shares granted under the 2000 Plan, as of December 31, 2000.

Activity in the 1995 and 1998 Stock Option Plans for the years ended December 31, 1998, 1999 and 2000 was as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding, December 31, 1997	3,521,250	$ 0.83
Granted	2,007,000	$ 2.00
Exercised	(21,500)	$ .050
Expired	(68,750)	$ .074

Outstanding December 31, 1998	5,438,000	$ 1.23
Granted	2,242,275	$ 0.95
Exercised	(523,000)	$ 0.61
Expired	(1,410,000)	$ 2.00

Outstanding December 31, 1999	5,747,275	$ 0.99
Granted	1,092,857	$ 0.65
Exercised	(2,267,550)	$ 0.64
Expired	(1,137,667)	$ 1.04

Outstanding December 31, 2000	3,434,915	$ 1.08

As of December 31, 2000, options to acquire 3,194,249 shares of the Company’s common stock with exercise prices ranging from $0.43 to $2.00, were fully vested and exercisable at a weighted average exercise price of $1.05 per share. The remaining 240,666 options, with exercise prices ranging from $0.69 to $2.00, having a weighted average exercise price of $0.66 per share, will vest through 2010.

If not previously exercised, options outstanding at December 31, 2000, will expire as follows: 105,500 options expire on July 31,2005; 50,000 options expire on November 1, 2005; 100,000 expire on December 1, 2007; 862,000 options expire on December 31, 2007; 684,000 options expire on June 29, 2008; 540,058 options expire on March 30, 2009; 200,000 options expire on April 27, 2010; 300,000 options expire on July 10, 2010; 142,857 options expire on July 11, 2010; 350,000 options expire on August 24, 2010; and 100,000 options expire on December 14, 2010. The weighted average grant date fair value of the options issued during 1998 and the weighted average exercise price of those options amounted to $0.68 and $2.00, respectively. The weighted average grant date fair value of the options issued during 1999 and the weighted averaged exercise price of those options amounted to $0.75 and $0.95 respectively. The weighted average grant date fair value of the options issued during 2000 and the weighted averaged exercise price of those options amounted to $0.22 and $0.62 respectively.

In October 1995, the Financial Accounting Standards Board issued a new statement titled “Accounting for Stock-Based Compensation” (SFAS 123). SFAS 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on fair value. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS 123.

The Company applies APB Opinion 25, Accounting of Stock Issued to Employees, and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed price stock option plans. Had compensation expense for the Company’s stock based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company’s net loss and loss per common share would have been increased to the pro forma amounts indicated below:

		2000	1999	1998
Net loss applicable to	As reported	$ (25,427,705)	$ (14,917,868)	$ (9,103,113)
common stockholders	Pro forma	(25,797,194)	(16,314,519)	(10,545,636)

Net loss per common share	As reported	$ (0.23)	$ (0.20)	$ (0.17)
	Pro forma	$ (0.24)	(0.22)	(0.20)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk- free rates of 4.5% to 6.1%; volatility ranging from 96.01% to 105.51%, no assumed dividend yield; and expected lives of 1.5 months to 3 years.

NOTE 10 — COMMITMENTS AND CONTINGENT LIABILITIES:

Environmental Lawsuit

In January 1994, a lawsuit captioned Paul R. Thibodeaux, et al. (the “Plaintiffs”) v. Gold Line Refinery Ltd. (a limited partnership), Earl Thomas, individually and d/b/a Gold Line Refinery Ltd., American International Refinery, Inc., Joseph Chamberlain individually (collectively, the “Defendants”) (Docket No. 94-396), was filed in the 14th Judicial District Court for the Parish of Calcasieu, State of Louisiana. Subsequently, several parties were joined as plaintiffs or defendants in the lawsuit. The lawsuit alleged, among other things, that the defendants, including AIRI, caused or permitted the discharge of hazardous and toxic substances from the Lake Charles Refinery into the Calcasieu River. The plaintiffs sought an unspecified amount of damages, including special and exemplary damages. In October 1997, the Plaintiffs and Defendants agreed upon a cash settlement, of which the Company’s share of $45,000 was placed into escrow in October 1997 and paid in 1998. This matter was fully and finally settled during the first quarter of 1998 and all claims were dismissed with prejudice as to all defendants, which included the Company and AIRI.

Employment Contracts

Dr. George N. Faris is employed as Chairman of the Board until December 31, 2002 at an annual salary of $250,000. The agreement provides that if the initial term is not extended, we will retain Dr. Faris, at his discretion, as a consultant for a period of two calendar years ending December 31, 2004 at an annual salary equal to 50% of his annual base salary at December 31, 2002. The agreement also provides for, a) a severance payment equal to one month’s salary for each full year of employment beginning January 1, 1995, based on base salary at December 31, 1999 and b) a change in control payment equal to 2.99 times the greater of (i) $350,000 or (ii) his base salary in effect on date of termination as a result of a change in control. Following the resignation of Joe Michael McKinney on July 7, 2000, Dr. Faris assumed the title and responsibilities of Acting Chief Executive Officer and his salary was increased to $350,000 per year until such time as a permanent Chief Executive Officer is hired.

Transfer of Funds —U.S. and Foreign

The Company currently operates in the Republic of Kazakhstan and there are no restrictions on the transfer of funds into and out of the country between the Company’s U.S. and foreign branch of its subsidiary, AIPK.

Lease commitments

The Company leases office space under two operating leases which expire in 2003 and 2006. Future minimum annual payments under these operating leases are $464,000, $474,000, $479,000, $268,800 and $268,800 for 2001, 2002, 2003, 2004, and 2005, respectively, and $268,800 thereafter. Non-cancellable subleases total $152,400, $152,448, $158,500, $161,728, and $165,000 for 2001, 2002, 2003, 2004, and 2005, respectively.

Minimum lease payments have not been reduced by minimum sublease rentals due in the future under non-cancelable subleases. The composition of total rental expense for all operating leases was as follows:

	2000	1999	1998
Minimum rentals	$ 496,870	$431,242	$150,530
Less — sublease rentals	(113,879)	—	—

Total rent expense	$ 382,991	$431,242	$150,530

Other Contingencies

In addition to certain matters described above, the Company and its subsidiaries are party to various legal proceedings. Although the ultimate disposition of these proceedings is not presently determinable, in the opinion of the Company, any liability that might ensue would not be material in relation to the consolidated financial position or results of operations of the Company.

Trifinery V. American International Refinery, Inc. Etc. Cause No. 98-11453; in the 269th Judicial District; in and For Harris County, Texas Plaintiff, Trifinery, has filed suit in a Harris County District Court against the Company and its wholly-owned subsidiary, American International Refinery, Inc. (“AIRI”). Trifinery has asserted claims for recovery of compensatory and punitive damages based on the following theories of recovery; (1) breach of contract, (2) disclosure of confidential information; and (3) tortuous interference with existing contractual relations. Generally, Trifinery has alleged that in connection with the due diligence conducted by the Company and AIRI of the business of Trifinery, the Company and AIRI had access to confidential or trade secret information and that the Company and AIRI have exploited that information, in breach of an executed Confidentiality Agreement, to the detriment of Trifinery. Trifinery seeks the recovery of $20,000,000 in compensatory damages and an undisclosed sum in connection with its claim for the recovery of punitive damages.

In addition to seeking the recovery of compensatory and punitive damages, Trifinery sought injunctive relief. Specifically, Trifinery sought to enjoin the Company and AIRI from: (1) offering employment positions to the key employees of Trifinery; (2) contacting the suppliers, joint venture partners and customers of Trifinery in the pursuit of business opportunities; (3) interfering with the contractual relationship existing between Trifinery and St. Marks Refinery, Inc.; and (4) disclosing or using any confidential information obtained during the due diligence process to the detriment of Trifinery. The Company and AIRI have asserted to a general denial to the allegations asserted by Trifinery. The Company and AIRI also moved the district court to refer the matter to arbitration, as provided for in the Confidentiality Agreement, and to stay the pending litigation. On March 27, 1998, the district court referred the matter to arbitration, as requested by the Company and AIRI, and stayed litigation. At present, the dispute existing between the Company, AIRI and Trifinery in Texas will be decided by a panel of three arbitration judges under the American Arbitration Association rules for commercial disputes. Two arbitrators have been identified by the parties and the third is in the process of being chosen. The Company and AIRI are vigorously defending this matter and the Company anticipates a favorable outcome, although a definitive outcome is not yet determinable.

On February 26, 1998, the Company entered into a Letter Agreement with DSE, Inc., the parent corporation of St. Marks Refinery, Inc., whereby the Company agreed to purchase or lease the refinery and terminals facility located at St. Marks, Florida. Thereafter, St. Marks Refinery, Inc. elected to terminate its storage agreement with Trifinery. On March 10, 1998, Trifinery sued St. Marks Refinery, Inc. in the United states District Court for the Northern District of Florida, Case No. 4:98cv86-WS, and sought an injunction to prevent immediate termination of its storage agreement. Following an evidentiary hearing, the District Judge denied Trifinery’s application for injunctive relief and adopted the recommendations of the Magistrate, who found in part that Trifinery had failed to prove a substantial likelihood of success on the merits. The District Court’s order was appealed by Trifinery to the United States Court of Appeals for the Eleventh Circuit, but the Appellate Court denied Trifinery’s motion for injunction pending appeal. On appeal, the federal court found in favor of Trifinery and issued a judgement related thereto for $175,000, which was paid by the Company on behalf of St. Marks in March 1999. However, DSE, Inc. has agreed to reimburse the Company $75,000 of the $175,000, pursuant to DSE, Inc.’s indemnification of the Company included in the Stock Purchase Agreement under which the Company purchased St. Marks. The remaining $100,000 was capitalized as acquisition cost of the St. Marks Refinery.

Kazakhstan

On May 12, 1997, the Company, through its wholly-owned subsidiary, American International Petroleum Kazakhstan (“AIPK”), entered into an agreement with Med Shipping and Trading S.A. (“MED”), a Liberian corporation to buy from MED, in exchange for a combination of cash and stock, a 70% working interest in a Kazakhstan concession. As part of the acquisition, the Company is required to perform certain minimum work programs over the next five years which consists of the acquisition and processing of 3,000 kilometers of new seismic data, reprocessing 500 kilometers of existing seismic data, and a minimum of 6,000 linear meters of exploratory drilling. In addition, the Company assumed an obligation to pay the Kazakhstan Government three annual payments of $200,000 each beginning July 1998 for the purchase of existing seismic and geological data on the Kazakhstan concession.

NOTE 11 — INCOME TAXES:

The Company reported a loss from operations during 1998, 1999, and 2000 and has a net operating loss carryforward from prior years’ operations. Accordingly, no income tax provision has been provided in the accompanying statement of operations. The Company has available unused tax net operating loss carryforwards of approximately $67,500,000 which expire in years 2001 through 2019. Due to a change in control, as defined in Section 382 of the Internal Revenue Code (“382”), which occurred in 1994 and 1998, the Company’s utilizable tax operating loss carryforwards to offset future income have been restricted. These restrictions will limit the Company’s future use of its loss carryforwards.

The components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2000	1999
Deferred taxes:
Net operating loss carryforwards	$ 24,415,000	$ 19,745,000
Allowance for doubtful accounts	1,300,000	1,300,000
Depreciation, depletion, amortization and impairment	2,796,000	(1,951,000)

Net deferred tax asset	28,511,000	19,094,000

Valuation allowance	$(28,511,000)	$(19,094,000)

The valuation allowance relates to the uncertainty as to the future utilization of net operating loss carryforwards. The increase in the valuation allowance during 2000 of approximately $9,417,000 primarily reflects the increase in the Company’s net operating loss carryforwards during the year.

A reconciliation of the provision for income taxes to the statutory United States tax rate is as follows (in thousands):

	For the Year Ended December 31,
	2000	1999	1998
Federal tax benefit computed at statutory rate	$(8,645,000)	$(5,072,000)	$(3,095,000)
Other, net	(772,000)	435,000	(212,000)
Increase in valuation allowance	(9,417,000)	$(4,637,000)	$(3,307,000)

Actual provision	$ —	$ —	$ —

F-19

NOTE 12 — CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS:

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable and notes receivable. Trade accounts receivable outstanding at December 31, 2000 have been collected in the normal course of business. A note receivable of $1,493,750 received in the sale of the Colombia and Peru properties, was due during 1998 and in default and has been fully reserved at December 31, 2000. An additional MIP note receivable of $1,252,696 also received in the sale mentioned above and due in 2000 is payable out of production from the Colombia properties. This note is carried at full value at December 31, 2000 and the Company has been receiving monthly payments on this note and has no reason to believe that it will not collect this receivable (See Note 15). At December 31, 2000, the note had been reduced to $575,112 (see Note 4). Fair value of fixed-rate long-term debt and notes receivable are determined by reference to rates currently available for debt with similar terms and remaining maturities. As of December 31, 2000, 100% of the Company’s long-term debt which was issued during 1999, matures during 2004. As a result, the Company believes the carrying value of its receivables and long-term debt approximates fair value. The reported amounts of financial instruments such as cash equivalents, accounts receivable, accounts payable, short-term debt, and accrued liabilities approximate fair value because of their short-term maturities. The MIP notes receivable were recorded at a discount to yield a fair market interest rate. The Company believes the effective interest rate on the MIP notes approximates market rates at December 31, 2000.

The estimated fair value of the Company’s financial instruments is as follows:

	2000		1999
	Carrying value	Fair value	Carrying value	Fair value
MIP Notes Receivable	$ 575,112	$ 575,112	$ 1,252,696	$ 1,252,696
Short-term debt	$ 7,078,173	$ 7,078,173	$ 3,960,331	$ 3,960,331
Long-term debt	$ 5,565,395	$ 5,565,395	$ 11,984,592	$ 11,984,592
Redeemable preferred stock	$ 1,186,751	$ 1,186,751	$ —	$ —

Four of the Company’s asphalt customers account for an aggregate of 71% of the Company’s sales in 2000. The Company has the ability to draw on it’s customer’s posted performance bonds and personal guarantees to collect any past due accounts.

NOTE 13 — GEOGRAPHICAL SEGMENT INFORMATION:

The Company has two reportable segments which are primarily in the business of exploration, development and production of oil and natural gas and the refining and marketing of petroleum products. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performances based on profit and loss before income and expenses items incidental to their respective operations. The Company’s reportable statements are managed separately because of their geographic locations. Financial information by operating segment is presented below:

	Geographic Segment
2000	United States	Kazakhstan	Consolidated Total
Sales and other operating revenue	$ 3,108,670	$ —	$ 3,108,670
Interest income and other corporate revenues	$ —	$ —	165,350

Total revenue
	$ 3,108,670	—	3,274,020
Costs and operating expense	8,802,976	12,546,295	21,349,271

Operating profit (loss)	$(5,694,253)	$(12,546,295)	$(18,075,251)

General corporate expense			4,062,683
Interest expense and incremental yield on
preferred stock			3,289,771

Net loss applicable to common stockholders			$(25,427,705)

Identifiable assets at December 31, 2000	$ 31,105,826	$ 21,138,161	$ 52,243,987

Corporate assets			2,754,435

Total assets at December 31, 2000			$ 54,998,422

Depreciation, depletion, amortization
and provision for impairment	$ 1,844,942	$ 12,546,295	$ 14,391,237

Capital Expenditures, net of cost recoveries	$ 71,728	$ 2,677,857	$ 2,749,585

F-21

	Geographic Segment
1999	United States	Kazakhstan	Consolidated Total
Sales and other operating revenue	$ 8,137,867	$ —	$ 8,137,867
Interest income and other corporate revenues	—	—	214,171

Total revenue	$ 8,137,867	—	8,352,038
Costs and operating expense	13,116,830	—	13,116,830

Operating profit (loss)	$(4,978,963)	$ —	$(4,764,792)

General corporate expense			3,652,497
Interest expense			6,500,579

Net loss			$(14,917,868)

Identifiable assets at December 31, 1999	$ 33,877,437	$32,162,385	$ 66,039,822

Corporate assets			3,618,447

Total assets at December 31, 1999			$ 69,658,269

Depreciation, depletion and amortization	$ 1,730,710	$ —	$ 1,730,710

Capital Expenditures, net of cost recoveries	$ 1,062,053	$ 8,498,390	$ 9,560,443

F-22

	Geographic Segment
1998	United States	Kazakhstan	Consolidated Total
Sales and other Refinery operating revenue (1)	$ 11,394,009	$ —	$ 11,394,009
Interest income and other corporate revenues	—	—	460,597

Total revenue	$ 11,394,009	—	11,854,606
Costs and operating expense	14,214,767	—	14,214,767

Operating profit (loss)	$(2,820,758)	$ —	$(2,360,061)

General corporate expense
			4,830,003
Interest expense			(1,912,949)

Net loss			$(9,103,113)

Identifiable assets at December 31, 1998	$ 35,234,530	$22,677,073	$ 57,911,603

Corporate assets			2,949,731

Total assets at December 31, 1998			$ 60,861,334

Depreciation, depletion and amortization	$ 813,088	$ —	$ 813,088

Capital Expenditures, net of cost recoveries	$ 15,494,897	$10,748,427	$ 26,243,324

(1)	Refinery sales to Conoco accounted for 19% of the Company’s sales during the year.

F-23

NOTE 14 — SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES AND DISCLOSURES OF CASH FLOW INFORMATION:

The Company has issued shares of common stock and common stock warrants in the acquisitions and conversions of the following non-cash transactions:

	2000	1999	1998
Conversion of debentures	$6,852,115	$7,602,373	$15,526,380
Stock issued in lieu of current liabilities	1,926,125	1,473,713	1,669,717
Issuance of warrants related to convertible debentures	254,077	1,584,106	936,459
Issuance of stock - unearned compensation	—	—	196,900
Issuance of stock - compensation	20,000	—	—
Issuance of stock - services	306,790	654,453	128,125
Issuance of stock and warrants - for oil and gas properties	—	1,852,366	—
Issuance of stock- for refinery and equipment	—	—	1,687,500
Issuance of stock for collateral on debt	24,000	1,065,938	—
Preferred stock converted into common stock	$5,282,978	$ —	$ —

Cash paid for interest, net of amounts capitalized, was $799,051, $1,943,124, and $62,532, during 2000, 1999, and 1998, respectively. Cash paid for corporate franchise taxes was $111,577, $94,506, and $60,078, during 2000, 1999, and 1998, respectively.

Interest capitalized was $547,786 and $7,055,340 during the years 1999 and 1998, respectively. No interest was capitalized during 2000.

NOTE 15 — SUBSEQUENT EVENTS:

Mercantile International Petroleum Notes

In February 1999, Mercantile International Petroleum, Inc. failed to pay the Company the $1.6 million outstanding balance of the 5% convertible debenture it issued to us as partial payment for the purchase of its oil and gas properties in Columbia and Peru, South America in February 1997. In January 2000, the parties signed a letter agreement, under which Mercantile acknowledged its indebtedness to the Company in the amount of $1,581,000 for the outstanding balance of the debenture and an additional amount of $1,306,000 in connection with the earnout provision of the original purchase agreement. Mercantile agreed to repay this aggregate debt of $2,888,000 by issuing a new 11.5% convertible debenture to the Company. Beginning in February 2000, Mercantile began to make the scheduled monthly payments to the Company amounting to the greater of $70,000 or 80% of its Colombian subsidiary’s net income during the calendar year 2000. During 2000, each payment was in the amount of $70,000 and was generally paid in a timely manner. Beginning in January 2001, Mercantile began to pay monthly the greater of $80,000 or 80% of the subsidiary’s net income until the debt is retired. The unpaid portion of the debt is convertible into Mercantile common stock at the option of the Company, at any time at $1.50 per share.

MIP issued to AIPC (i) a Corporate Continuing Guaranty whereby MIP guarantees the obligations of MCOG under the Exchangeable Subordinated Debenture in favor of AIPC, (ii) an Exchange Rights Agreement pursuant to which MIP agrees to issue up to 1,933,160 common shares of the MIP on conversion of the Debenture and (iii) a Warrant Certificate evidencing warranty for the purchase of up to $2,347,000 common shares of MIP. During 2000, MIP made monthly payments totaling $700,000 toward the note.

All formal documents related to the January 2000 agreement, including the 11.5% convertible debenture, were finalized on February 5, 2001.

NOTE 16 — EMPLOYEE BENEFITS:

During the fourth quarter of 1997 the Company established a defined contribution 401(k) Plan for its employees. The plan provides participants a mechanism for making contributions for retirement savings. Each employee may contribute certain amounts of eligible compensation. In July 1998, the Company amended the plan to include a Company matching contribution provision. The plan allows for the Company to match employee contributions into the plan at the rate of $0.50 for each $1.00 contributed by the employee, with a Company matching contribution limited to a maximum of 5% of the employee salary. To be eligible for the Company matching program, employees must be employed by the Company for 90 days. Employer contributions vest evenly over three years from the employee’s anniversary date. The Company had contributions for the year ended December 31, 2000, 1999 and 1998 totaling approximately $43,300, $61,500, and $48,600, respectively.

NOTE 17 – UNAUDITED SELECTED QUARTERLY RESULTS OF OPERATIONS:

Unaudited Selected Quarterly Results of Operations (in thousands, except per share data)

	Quarters Ended
	12/31/00	9/30/00	6/30/00	3/31/00
Revenues	$ 446	$ 345	$ 1,272	$ 1,211
Net loss	$(15,030)	$ (3,107)	$ (3,264)	$(3,483)
Net loss applicable to common stockholders	$(15,574)	$ (3,107)	$ (3,264)	$(3,483)

Earnings Per Share - Basic and Diluted
Net loss	$ (0.13)	$ (0.03)	$ (0.03)	$ (0.04)
Weighted average shares	121,479	109,855	107,044	97,670

	Quarters Ended
	12/31/99	9/30/99	6/30/99	3/31/99
Revenues	$ 3,908	$ 345	$ 2,193	$ 1,905
Net loss	$(3,197)	$(4,654)	$(4,030)	$(3,037)
Net loss applicable to common stockholder	$(3,197)	$(4,654)	$(4,030)	$(3,037)

Earnings Per Share - Basic and Diluted
Net loss	$ (0.04)	$ (0.06)	$ (0.06)	$ (0.04)
Weighted average shares	82,293	73,998	69,612	66,060

SUPPLEMENTARY OIL AND GAS INFORMATION
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

The accompanying unaudited oil and gas disclosures are presented as supplementary information in accordance with Statement No. 69 of the Financial Accounting Standards Board.

AMERICAN INTERNATIONAL PETROLEUM AND SUBSIDIARIES
SUPPLEMENTARY OIL AND GAS INFORMATION
(UNAUDITED)

Capitalized costs relating to oil and gas activities and costs incurred in oil and gas property acquisition, exploration and development activities for each year are shown below:

CAPITALIZED COSTS

	Kazakhstan				Total
	2000(1)	1999(1)	1998(1)		2000(1)		1999(1)	1998(1)
Unevaluated property not
subject to amortization	$ 21,681,343	$31,556,376	$ 23,438,886		$ 21,681,343		$31,556,376	$23,438,886
Evaluated properties	12,546,295	—	—		12,546,295		—	—
Accumulated deprecia-
tion, depletion and
amortization and
provision for impairment	(12,546,295)	—		—	(12,546,29	5	—	—

Net Capitalized costs	$ 21,681,343	$31,556,376	$ 23,438,886		$ 21,681,343		$31,556,376	$23,438,886

Costs incurred in oil and gas
property acquisition,
exploration and
development activities	$ —	$ —	$ —		$ —		$ —	$ —

Property acquisition
costs — proved and
unproved properties	$ —	$ 2,724,166	$ 11,724,477		$ —		$ 2,724,166	$11,724,477
Exploration Costs	2,671,262	5,393,324	11,714,409		2,671,262		5,393,324	11,714,409
Development costs	—	—	—		—		—	—
Results of operations for oil
and gas producing activities	—	—	—		—		—	—
Oil and gas sales	$ —	$ —	$ —		$ —		$ —	$ —

Lease operating costs	—	—	—		—		—	—
Depreciation, depletion
and amortization	—	—	—		—		—	—
Provision for
impairment
of oil and gas properties	12,546,295	—	—		12,546,295		—	—

	12,546,295	—	—		12,546,295		—	—

Income (loss)
before
tax provision	(12,546,295)	—	—		(12,546,295)		—	—

Provision (benefit) for
income tax	—	—	—		—		—	—
Results of operations	$(12,546,295)	$ —	$ —		$(12,546,295)		$ —	$ —

(1)	Unevaluated property not subject to amortization includes Kazakhstan properties and non-Kazakhstan oil and gas properties.

F-26

AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2001	March 31, 2000
Assets
Current assets:
Cash and cash equivalents	$ 159,391	$ 336,033
Accounts and notes receivable, net	2,320,281	713,216
Inventory	97,527	300,049
Deferred financing costs	—	103,700
Prepaid expenses	450,135	1,071,418

Total current assets	3,027,334	2,524,416

Property, plant and equipment:
Unevaluated oil and gas properties	22,886,921	32,407,559
Evaluated oil and gas properties	12,546,295	—
Refinery property and equipment	38,001,917	38,016,375
Other	1,088,522	1,020,319

	74,523,655	71,444,253
Less - accumulated depreciation, depletion, and amortization	(21,378,359)	(6,988,836)

Net property, plant and equipment	53,145,296	64,455,417
Notes receiviable, less current portion	—	1,205,112
Other long-term assets, net	105,923	128,258

Total assets	$ 56,278,553	$ 68,313,203

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debentures	$ 5,787,500	$ 3,953,933
Notes payable - officers and directors	200,000	—
Notes payable — trade	810,473	1,903,297
Accounts payable	3,203,780	1,896,425
Accrued liabilities	1,224,399	1,017,582

Total current liabilities	11,226,152	8,771,237
Long-term debt	5,262,852	6,501,448

Total liabilities	16,489,004	15,272,685

Commitments and contingent liabilities (Note 10)	—	—
Minority Interest Liability	305,956	305,956
Redeemable preferred stock, par value $0.01, 7,000,000 shares
authorized, 2,500 shares issued and outstanding at March 31, 2001	2,372,013	—
Stockholders’ equity:
Common stock, par value $.08, 200,000,000 shares
authorized, 147,672,812 and 132,524,318 shares issued and
outstanding at March 31, 2001 and December 31, 2000, respectively	11,813,825	8,539,688
Additional paid-in capital, common stock	156,873,473	152,056,546
Common stock issued as collateral, held in escrow	(243,750)	(1,000,000)
Accumulated deficit	(131,331,968)	(106,861,672)

Total stockholders’ equity	37,111,580	52,734,562

Total liabilities and stockholders’ equity	$ 56,278,553	$ 68,313,203

The accompanying notes are an integral part of these consolidated financial statements. F-27

AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, (Unaudited)

	2001	2000
Revenues:
Product revenues	$ 1,331,645	$ —
Refinery operating revenues	885,329	1,182,957
Other	46,956	27,873

Total revenues	2,263,930	1,210,830

Expenses:
Costs of goods sold - refinery	1,302,259	—
Operating costs - refinery	1,174,381	1,391,929
General and administrative	1,475,119	1,891,355
Depreciation, depletion and
amortization	461,137	518,164
Interest	159,289	892,437

Total expenses	4,572,185	4,693,885

Net loss	(2,308,255)	(3,483,055)
Incremental yield on preferred stock	217,391	—

Net loss applicable to common stockholders	$ (2,525,646)	$(3,483,055)

Net loss per share of common stock - basic and diluted	$ (0.02)	$ (0.04)

Weighted-average number of shares
of common stock outstanding	143,183,665	97,670,153

The accompanying notes are an integral part of these consolidated financial statements. F-28

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE MONTHS ENDED MARCH 31, (Unaudited)

	2001	2000
Cash flows from operating activities:
Net loss	$(2,308,255)	$(3,483,055)
Adjustments to reconcile net loss to net
cash provided (used) by operating activities:
Incremental yield on preferred stock	(217,391)	—
Depreciation, depletion, amortization and accretion of
discount on debt	718,185	1,096,891
Accretion of premium on notes receivable	—	(22,416)
Non-cash provision for services	—	—
Issuance of stock for compensation expense	—	11,250
Changes in assets and liabilities:
Accounts and notes receivable	(1,592,428)	(215,663)
Inventory	58,583	423,039
Increase (decrease) in prepaid and other	167,034	(474,343)
(Increase) decrease in accounts payable and accrued
liabilities	1,453,102	(398,067)

Net cash provided by (used in) operating
activities	(1,721,170)	(3,062,364)

Cash flows from investing activities:
Additions to oil and gas properties	(1,194,489)	(851,183)
Additions to refinery property and equipment	—	(16,693)
Proceeds from sales of marketable securities	—	—
(Increase) decrease to other long term assets	294,820	342,579

Net cash used in investing activities	(899,669)	(525,297)

Cash flows from financing activities:
Net increase in short-term debt	—	1,812,083
Net increase (decrease) in notes payable	(130,200)	166,466
Net increase (decrease) in notes payable - officers	(150,000)	—
Repayments of long-term debt	—	—
Proceeds from exercise of stock options and warrants	3,819	191,438
Proceeds from sale of preferred stock	2,372,000	—

Proceeds from sale of common stock	8
Proceeds from issuance of debentures, net	—	—
Net cash provided by financing activities	2,095,627	2,169,987

Net increase (decrease) in cash and
cash equivalents	(525,212)	(1,417,674)
Cash and cash equivalents at beginning of period	684,603	1,753,707

Cash and cash equivalents at end of period	$ 159,391	$ 336,033

The accompanying notes are an integral part of these consolidated financial statements. F-29

AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

	Common stock		Additional Paid in	Common Stock Held In	Accumulated
	Shares	Amount	capital	Escrow	deficit	Total
Balance, January 1, 2001	132,524,318	$10,601,945	$156,234,428	$(162,500)	$(128,806,322)	$ 37,867,551
Conversions of debentures	2,740,812	219,265	102,935	—	—	322,200
Issuance of stock in lieu of current
liabilities	267,005	21,360	10,149	—	—	31,509
Issuance of stock options and
warrants	—	—	8,018	—	—	8,018
Options and warrants exercised	29,375	2,350	1,469	—	—	3,819
Stock issued and adjustment to
value of stock previously issued	—	—	81,250	(81,250)	—	—
for collateral on debt
Preferred stock converted into
common stock	12,111,302	968,904	217,834	—	—	1,186,738
Imputed interest convertible
preferred stock	—	—	217,391	—	—	217,391
Net loss for the period	—	—	—	—	(2,525,646)	(2,525,646)

Balance, March 31, 2001	147,672,812	$11,813,825	$156,873,473	$(243,750)	$(131,331,968)	$ 37,111,580

The accompanying notes are an integral part of these consolidated financial statements. F-30

AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

	Common stock		Additional Paid in	Common Stock Held In	Accumulated
	Shares	Amount	capital	Escrow	deficit	Total
Balance, January 1, 2000	91,282,773	$7,302,621	$145,605,966	$(1,065,938)	$(103,378,617)	$ 48,464,032

Conversions of debentures	12,091,697	967,336	4,847,779	—	—	5,815,115

Issuance of stock in lieu of current
liabilities	1,793,303	143,464	1,050,322	—	—	1,193,786
Issuance of stock for compensation	20,000	1,600	9,650	—	—	11,250
Issuance of stock options and
warrants	—	—	104,496	—	—	104,496
Options and warrants exercised	1,558,341	124,667	66,771	—	—	191,438
Adjustment to value of stock
previously issued	—	—	371,562	65,938	—	437,500
Net loss for the period	—	—	—	—	(3,483,055)	(3,483,055)

Balance, March 31, 2000	106,746,114	$8,539,688	$152,056,546	(1,000,000)	$(106,861,672)	$ 52,734,562

The accompanying notes are an integral part of these consolidated financial statements. F-31

AMERICAN INTERNATIONAL PETROLEUM CORPORATION
AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2001

1. Statement of Information Furnished

The accompanying unaudited condensed consolidated financial statements of American International Petroleum Corporation and Subsidiaries (the “Company”) have been prepared in accordance with Form 10-Q instructions and in the opinion of management contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 2001, the results of operations for the three month period ended March 31, 2001 and 2000 and cash flows for the three months ended March 31, 2001 and 2000. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company’s 2000 Annual Report on Form 10-K.

Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s 2000 Annual Report on Form 10-K.

2. Segment Information

We have three major segments of business – refining, petroleum product sales and oil and gas exploration and development. In late February 2001, the refinery commenced processing crude oil for a third party on a fixed throughput fee basis, plus adjustments for fluctuating energy costs associated with the processing. Also during this quarter, we commenced buying and selling petroleum products through our petroleum products trading segment. We have had no oil and gas production operations since the first quarter of 1997 when we sold our South American wholly-owned oil and gas subsidiaries. Since this sale, our oil and gas activities have principally included geological and geophysical acquisition, reprocessing and/or analysis of data, acquisition of additional licenses or projects, drilling, and marketing analysis and negotiation. We have yet to implement oil and/or gas production operations in Kazakhstan. For the three months ending March 31, 2001, the Company’s refining segment, located in the Gulf Coast area of the United States, had operating revenues of $885,000 and costs and operating expenses of $1,174,000. The petroleum product sales segment had revenues of $1,332,000 and costs of $1,302,000 for the three months ended March 31, 2001. Interest income and other corporate revenues totaled $47,000 with general corporate expense, interest expense and depreciation being $1,475,000, $159,000, and $461,000, respectively. The Company’s identifiable assets at March 31, 2001 totaled $32,149,000 operating assets in the United States, $23,008,000 for Kazakhstan, and $1,122,000 of corporate assets.

INDEPENDENT AUDITOR’S REPORT ON SCHEDULE

Stockholders and Board of Directors
American International Petroleum Corporation
New York, New York

We have audited the consolidated financial statements of American International Petroleum Corporation and its subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000. Our audits for such years also included the financial statement schedule of American International Petroleum Corporation and its subsidiaries, listed in Item 14-2, for each of the years in the three-year period ended December 31, 2000. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to report on this schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

HEIN + ASSOCIATES
Houston, Texas
March 23, 2000

AMERICAN INTERNATIONAL PETROLEUM CORPORATION AND SUBSIDIARIES SCHEDULE I — VALUATION AND QUALIFYING ACCOUNTS (in thousands)

Description	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions: Accounts Written off Against Allowance	Balance at End of Year
December 31, 1998
Allowance for Doubtful Accounts	$1,921	$1,494	$ —	$3,415
December 31, 1999
Allowance for Doubtful Accounts	$3,415	$ —	$1,921	$1,494
December 31, 2000
Allowance for Doubtful Accounts	$1,494	$ —	$ —	$1,494

F-34

Part II – Information not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses that will be paid by us in connection with the distribution of the shares of common stock being registered under this registration statement:

Securities and Exchange Commission registration fee	$ 2,872.95
Legal fees and expenses	15,000.00
Accounting fees	5,000.00
Miscellaneous	127.05

Total	$23,000.00

Item 14. Indemnification of Directors and Officers

Under Section 78.751 of the Revised Nevada Statutes, directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and reasonably incurred as a result of specified actions or proceedings, including appeals, whether civil or criminal, other than an action by or in the right of the corporation — a derivative action if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense or settlement of such an action, including appeals, except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

In accordance with Section 78.037(1) of the Revised Nevada Statutes, Article VIII of the our Articles of Incorporation, as amended, eliminates the personal liability of our directors to our company or our shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article VIII and Section 78.037(1).

Article VII of our Bylaws provides for indemnification of directors, officers and others as follows:

“On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees of any such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding. On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding.”

We maintain insurance, at our expense, to reimburse our company and directors and officers of the company and of direct and indirect subsidiaries against any expense, liability or loss arising out of indemnification claims against directors and officers and to the extent otherwise permitted under the Revised Nevada Statutes.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we have sold securities to a limited number of persons, as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. All purchasers of securities in each such transaction had adequate access to information about us, and in the case of transactions exempt from registration under Section 4(2) of the Securities Act, were sophisticated investors.

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1.	On April 21, 1998, we issued and sold $12,000,000 principal amount of our 14% convertible notes due 2002, together with warrants to purchase an aggregate of 1,400,000 shares of common stock, to four accredited investors for a total purchase price of $11,880,000. The issuance and sale of these securities was exempt from the registration requirement of the Securities Act under Section 4(2) and Rule 506 of Regulation D. During 1998 and 1999, we issued a total of 12,110,632 shares of our common stock to the investors upon conversion of $5,000,000 principal amount of the notes and in payment of $2,388,619 accrued interest on the notes. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9).

2.	On April 21, 1999, we entered into an equity line of credit agreement with four accredited investors for the sale of up to $40,000,000 of our common stock. We issued warrants to purchase 3,595,978 shares of common stock to these investors in connection with the equity line of credit agreement. This transaction and the issuance of the warrants was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

3.	On January 22, 1999, we issued and sold $1,800,000 principal amount of bridge notes, together with warrants to purchase 200,000 shares of our common stock, to an accredited investor. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

4.	On February 9, 1999, we issued and sold $10,000,000 principal amount of our 5% convertible secured debenture due 2004, together with warrants to purchase 2,000,000 shares of common stock, to an accredited investor for a purchase price of $10,000,000. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D. We have issued a total of 12,169,453 shares of our common stock upon conversion of $4,359,865 principal amount of the debenture and in payment of $244,856 accrued interest on the debenture. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9).

5.	On March 15, 1999, we issued 40,000 shares of common stock to a consultant as partial consideration for services rendered on our behalf. This issuance and sale of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

6.	On April 12, 1999, we issued and sold $1,825,000 principal amount of bridge notes, together with warrants to purchase 500,000 shares of common stock, to an accredited investor for a total purchase price of $1,825,000. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

7.	From March 30, 1999 to June 17, 1999, we issued an aggregate of 1,952,113 shares of common stock to fourteen business entities as consideration for services rendered on our behalf. The issuance of these shares were exempt from the registration requirements of the Securities Act under Section 4(2).

8.	On August 19, 1999, we issued and sold $7,250,000 principal amount of our 6% convertible debentures due 2004, together with warrants to purchase 1,087,500 shares of common stock, to two accredited investors for a total purchase price of $7,250,000. We paid a commission of $145,000 and issued a warrant to purchase 200,000 shares of common stock to J. W. Genesis Financial Corporation in connection with this transaction. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

During 1999 and 2000, we issued a total of 17,174,285 shares of common stock to the investors upon conversion of $7,250,000 principal amount of the debentures and in payment of $170,033 accrued interest on the debentures. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9).

9.	From July 9, 1999 to September 30, 1999, we issued an aggregate of 1,508,968 shares to six business entities as consideration for services rendered on our behalf. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2).

10.	From July 1, 1989 to September 29, 1999, we issued an aggregate of 810,000 shares of common stock to J. W. Genesis Securities, Inc., GCA, Ms. Caroline Mia Reed, and H. Glenn Bagwell upon exercise of warrants. The issuance of these shares was exempt from the registration requirement of the Securities Act under Section 4(2).

II-2

11.	On September 2, 1999, we issued an aggregate of 25,000 shares of our common stock to Lockwood Resources Ltd. and Mr. Chaim Klapholtz in settlement of a litigation. The issuance of these shares was exempt from the registration requirements of the Securities act under Section 4(2).

12.	On August 6, 1999 we issued 5,000 shares of common stock to Mr. Joe Michael McKinney as a signing bonus. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2).

13.	On February 28, 2000, we issued and sold $1,850,000 principal amount of bridge notes, together with warrants to purchase 500,000 shares of common stock, to an accredited investor for a total purchase price of $1,609,500. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

14.	On May 8, 2000, we issued $3,000,000 principal amount of bridge notes, together with 250,000 shares of our common stock and warrants to purchase an additional 350,0000 shares of common stock, to an accredited investor for a purchase price of $2,700,000. The issuance and sale of these securities was exempt from registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

15.	On July 18, 2000, we entered into a securities purchase agreement to sell up to $10,000,000 of our series A convertible preferred stock to an accredited investor. We issued warrants to purchase 200,000 shares of our common stock to the investor in connection with this transaction. We have issued and sold 8,750 shares of series A convertible preferred stock to the investor under this agreement for a total purchase price of $8,750,000. We have paid commissions of $437,500 and issued warrants to purchase 525,000 shares of common stock to LKB Financial LLC in connection with this transaction. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

We	have issued 48,367,933 shares of common stock to the investor upon conversion of the series A convertible preferred stock. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9).

16.	During the three months ended March 31, 2001, we issued an aggregate of 3,007,817 shares of Common Stock to the Halifax Fund pursuant to aggregate conversions of $322,200 of the outstanding principal balance of our 5% Secured Convertible Debentures (the “Debentures”) and in payment of related interest totaling $31,509. As of March 31, 2001, the outstanding principal balance of the Debentures was $5,446,935. The issuance of the shares of Common Stock upon conversion of the Debentures was exempt from the registration requirements of the Securities Act under Section 3(a)(9).

17.	On April 24, 2001, we issued $3,340,000 principal amount of 3% convertible debentures and a warrant to purchase an additional 1,500,000 shares of our common stock to an accredited investor for a purchase price of $3,000,000. We also issued a warrant to purchase 1,000,000 shares of our common stock as a commission in connection with this transaction. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 506 of Regulation D.

18.	On April 28, 2001, we issued $5,936,128 principal amount of 3% convertible debentures to an accredited investor in exchange for the total aggregate outstanding indebtedness due under certain bridge notes we issued to that investor. The issuance and sale of these securities was exempt from the registration requirements of the Securities Act under Section 3(a)(9) and Rule 506 of Regulation D.

Exhibits and Financial Statement Schedules.

(a)	Exhibits

2.1	Share Purchase Agreement dated February 25, 1997, among AIPC and AIPCC, PAIPC and Mercantile. (8)

3.1	Restated Articles of Incorporation, as amended.

3.2	Our By-laws, as amended. (11)

4.1	Form of Securities Purchase Agreement dated February 28, 2000. (17)

4.2	Form of Bridge Note issued in connection with Exhibit 4.1. (17)

II-3

4.3	Form of Warrant issued in connection with Exhibit 4.1. (17)

4.4	Form of Security Agreement issued in connection with Exhibit 4.1. (17)

4.5	Form of Registration Rights issued in connection with Exhibit 4.1. (17)

4.6	Form of Promissory Note (17)

4.7	Form of Warrant issued in connection with Exhibit 4.6 (17)

4.8	Form of 8% Convertible Subordinated Debentures due August 1, 1999. (9)

4.9	Form of Subscription Agreement used in connection with the offering of the Registrants’ debentures referenced in Exhibit 4.8. (9)

4.10	Form of Warrant to purchase shares of the Registrants’ Common Stock issued in connection with the offering of the Registrants’ debentures referenced in Exhibit 4.8. (9)

4.11	Form of Registration Agreement used in connection with the offering of the Registrants’ debentures referenced in Exhibit 4.8.(9)

4.12	Form of 14% Convertible Notes due October 15, 1999. (10)

4.13	Form of Subscription Agreement used in connection with the offering of the Registrants’ debentures referenced in Exhibit 4.12. (10)

4.14	Form of Warrant to purchase shares of the Registrants’ common Stock issued in connection with the offering of the Registrants’ debentures referenced in Exhibit 4.12. (10)

4.15	Form of Registration Rights Agreement used in connection with the offering of the Registrants’ debentures referenced in Exhibit 4.12. (10)

4.16	Form of Subscription Agreement used in connection with the repayment of debt to a foreign individual. (10)

4.17	Form of Subscription Agreement used in connection with the Registrant’s purchase of a 70% interest of MED Shipping Usturt Petroleum Company Ltd.(10)

4.18	Form of Warrant to purchase shares of the Registrant’s common Stock issued in connection with the purchase referenced in Exhibit 4.17. (10)

4.19	Our 1998 Stock Option Plan.(14)

4.20	Our 1998 Stock Award Plan.(14)

4.21	14% Convertible Note due April 21, 2000 (12)

4.22	Securities Purchase Agreement dated April 21, 2000 (12)

4.23	Agreement and First Amendment dated April 21, 1998 to the Securities Purchase Agreement dated October 9, 1997. (12)

4.24	Form of Warrant issued pursuant to the Securities Purchase and Equity Agreements associated with Exhibits 4.22 and 4.23 (12)

4.25	Equity Financing Agreement dated April 21, 1998. (12)

4.26	Registration Rights Agreement dated April 21, 1998. (12)

4.27	Letter Agreement dated June 26, 1998 between the Registrant and certain investors. (13)

4.28	Convertible Debenture Purchase Agreement dated February 18, 1999. (2)

II-4

4.29	Form of 5% Convertible Secured Debenture dated February 18, 1999. (2)

4.30	Form of Warrant issued pursuant to Convertible Secured Debenture dated February 11, 1999. (2)

4.31	Form of Registration Rights Agreement dated February 18, 1999. (2)

4.32	Form of Mortgage and Security Agreement issued pursuant to the Convertible Secured Debentures dated February 11, 1999. (2)

4.33	Form of 6% Convertible Debenture Purchase Agreement dated August 19, 1999. (15)

4.34	Form of 6% Convertible Secured Debenture issued in connection with the 6% Convertible Debentures referenced in Exhibit 4.33 (15)

4.35	Form of Warrant issued in connection with the 6% Convertible Debentures referenced in Exhibit 4.33. (15)

4.36	Form of Registration Rights Agreement issued in connection with the 6% Convertible Debentures in Exhibit 4.33. (15)

4.37	Form of Security Agreement issued in connection with the 6% Convertible Debentures in Exhibit 4.33. (15)

4.38	Form of Securities Purchase Agreement dated December 1, 1999 by and among the Registrant and GCA Investment Fund Limited. (16)

4.39	Form of Mortgage and Security Agreement between St. Marks Refinery, Inc. and GCA Strategic Investment Fund. (16)

4.40	Form of Warrant issued in connection with the Securities Purchase Agreement referenced in Exhibit 4.38. (16)

4.41	Our 2000 Stock Option Plan. (18)

4.42	Our 2000 Stock Award Plan. (18)

4.43	Form of Securities Purchase Agreement dated April 24, 2001 by and among the Registrant and GCA Investment Fund Limited. (20)

4.44	Form of 3% Convertible Debenture issued in connection with Exhibit 4.43. (20)

4.45	Form of Registration Rights Agreement issued in connection with the 3% Convertible Debenture referenced in Exhibit 4.44.(20)

4.46	Form of Warrant issued in connection with the 3% Convertible Debenture referenced in Exhibit 4.44.(20)

4.47	Form of Pledge and Security Agreement issued in connection with the 3% Convertible Debenture referenced in Exhibit 4.44.(20)

4.48	Form of Mortgage and Security Agreement issued in connection with the 3% Convertible Debenture referenced in Exhibit 4.44.(20)

4.49	Form of Exchange Agreement dated April 28, 2001. (21)

4.50	2001 Long Term Performance Plan (19).

5.1	Opinion of Snow Becker Krauss P.C.

10.1	Employment Agreement dated May 1, 1989 by and between George N. Faris and the Registrant. (1)

10.2	Amendment #1 to Employment Agreement, dated May 1, 1989, between George N. Faris and the Registrant. (6)

10.3	Registration Rights Agreement dated July 11, 1996 between George N. Faris and the Registrant. (6)

10.4	$3 million Exchangeable Debenture, granted by AIPCC to the Registrant due February 25, 1999. (8)

II-5

10.5	Our Agreement dated April 22, 1997 with MED Shipping and Trading S.A. used in connection with the Registrant’s purchase of a 70% interest of MED Shipping Usturt Petroleum Company Ltd. (10)

10.6	Amendment dated May 9, 1997 to the Agreement attached hereto as Exhibit 10.5. (10)

10.7	Consulting Agreement dated December 2, 1998. (15)

10.8	Amendment #2 to our Employment Agreement dated May 1, 1989 with George N. Faris. (16)

21.1	Our Subsidiaries. (22)

23.1	Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1)

23.2	Consent of Independent Auditors

(1)	Incorporated herein by reference to our Registration Statement on Form S-1 declared effective on February 13, 1990.

(2)	Incorporated herein by reference to our form 8-K, dated March 1, 1999, as amended April 26, 1999.

(3)	Incorporated herein by reference to our Registration Statement on Form S-3, declared effective January 15, 1998.

(4)	Incorporated herein by reference to Amendment #19 to Schedule 13D of George N. Faris for October 13, 1995.

(5)	Incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(6)	Incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1996

(7)	Incorporated herein by reference to our Form 8-K dated August 19, 1996.

(8)	Incorporated herein by reference to our Form 8-K dated March 12, 1997.

(9)	Incorporated herein by reference to our Quarterly Report on Form 10-QA for the quarter ended June 30, 1997.

(10)	Incorporated herein by reference to our Quarterly Report on Form 10-QA for the quarter ended September 30, 1997.

(11)	Incorporated herein by reference to our Annual Report on Form 10-KA for the year ended December 31, 1997.

(12)	Incorporated by reference to our Quarterly Report on Form 10-Q-A for the quarter ended March 31, 1998

(13)	Incorporated by reference to our Quarterly Report on Form 10-Q-A for the quarter ended June 30, 1998

(14)	Incorporated by reference to our Registration Statement on Form S-8 dated January 4, 1999.

(15)	Incorporated by reference to our Report on Form 8-K dated September 9, 1999.

(16)	Incorporated by reference to our Annual Report Form 10-K for the fiscal year ended December 31, 1999.

(17)	Incorporated by reference to our Quarterly Report on Form 10Q for the quarter ended March 31, 2000.

(18)	Incorporated by reference to our Registration Statement on Form S-8 dated August 15, 2000.

(19)	Incorporated by reference to our Registration Statement on Form S-8 dated July 24, 2001.

(20)	Incorporated by reference to our Registration Statement on Form S-1 declared effective on July 6, 2001.

(21)	Incorporated by reference to our Registration Statement on Amendment No. 2 to Form S-1 dated June 25, 2001.

(22)	Incorporated by reference to our Registration Statement on Form S-1 declared effective on February 13, 2001.

(b)	Financial Statement Schedules None.

II-6

Item 17. Undertakings.

The undersigned Registrant hereby undertakes that it will:

(a)(l)	File, during any period in which it offers or sells the securities offered hereby, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)	Reflect in the prospectus any facts or events which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	For determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 3, 2001.

AMERICAN INTERNATIONAL PETROLEUM CORPORATION

By: /s/ George N. Faris ————————————————— George N. Faris Chairman of the Board of Directors (principal executive officer)	By: /s/ Denis J. Fitzpatrick ——————————————————— Denis J. Fitzpatrick Director, Executive Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints George N. Faris and/or Denis J. Fitzpatrick, his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 3, 2001.

Signature

/s/ George N. Faris
———————————————————
George N. Faris
Chairman of the Board of Directors
(principal executive officer)

/s/ Denis J. Fitzpatrick
———————————————————
Denis J. Fitzpatrick
Director, Executive Vice President,
Chief Financial Officer and Secretary
(principal financial and accounting officer)

/s/ William R. Smart
———————————————————
William R. Smart
Director

/s/ John H. Kelly
———————————————————
John H. Kelly
Director

/s/ Donald G. Rynne
———————————————————
Donald G. Rynne
Director

/s/ Daniel Y. Kim
———————————————————
Daniel Y. Kim
Director

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